CONTRIBUTION AGREEMENT

between

DCP LP Holdings, LP

and

DCP Midstream Partners, LP

October 9, 2006

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1

1.1	CERTAIN DEFINED TERMS	1
1.2	OTHER DEFINITIONAL PROVISIONS	13
1.3	HEADINGS.	13
1.4	OTHER TERMS	13

ARTICLE II CONTRIBUTION OF THE SUBJECT INTEREST, ISSUANCE OF THE UNITS AND CONSIDERATION		13

2.1	THE TRANSACTION.	13
2.2	CONSIDERATION	14

ARTICLE III ADJUSTMENTS, PRORATIONS AND SETTLEMENT		14

3.1	ADJUSTMENTS.	14
3.2	PRORATIONS AND ADJUSTMENTS.	14
3.3	PRELIMINARY SETTLEMENT STATEMENT	15
3.4	FINAL SETTLEMENT STATEMENT	15
3.5	DISPUTE PROCEDURES	15
3.6	PAYMENTS	15
3.7	ACCESS TO BOOKS AND RECORDS	16
3.8	EXCLUDED ASSETS	16

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HOLDINGS		16

4.1	ORGANIZATION, GOOD STANDING, AND AUTHORITY.	16
4.2	ENFORCEABILITY.	17
4.3	NO CONFLICTS.	17
4.4	CONSENTS, APPROVALS, AUTHORIZATIONS AND GOVERNMENTAL REGULATIONS.	17
4.5	TAXES	18
4.6	LITIGATION; COMPLIANCE WITH LAWS	19
4.7	CONTRACTS	19
4.8	TITLE TO ASSETS; INTELLECTUAL PROPERTY	20
4.9	PREFERENTIAL RIGHTS TO PURCHASE.	21
4.10	BROKER'S OR FINDER'S FEES	21
4.11	COMPLIANCE WITH PROPERTY INSTRUMENTS	21
4.12	ENVIRONMENTAL MATTERS	21
4.13	EMPLOYEE MATTERS	22
4.14	BENEFIT PLAN LIABILITIES	22
4.15	NO FOREIGN PERSON	22
4.16	CAPITALIZATION OF GSRLLC.	22
4.17	SUBSIDIARIES AND OTHER EQUITY INTERESTS	22
4.18	BANK ACCOUNTS	22
4.19	NO PREPAYMENTS MADE OR REFUNDS OWED.	22

4.20	INVESTMENT INTENT	23
4.21	NO OTHER REPRESENTATIONS OR WARRANTIES; SCHEDULES	23

ARTICLE V REPRESENTATIONS AND WARRANTIES OF DCP		23

5.1	ORGANIZATION, GOOD STANDING, AND AUTHORIZATION	23
5.2	ENFORCEABILITY	23
5.3	NO CONFLICTS	24
5.4	CONSENTS, APPROVALS, AUTHORIZATIONS AND GOVERNMENTAL REGULATIONS	24
5.5	LITIGATION	24
5.6	INDEPENDENT INVESTIGATION	24
5.7	BROKER'S OR FINDER'S FEES	25
5.8	INVESTMENT INTENT	25
5.9	AVAILABLE FUNDS	26

ARTICLE VI COVENANTS AND ACCESS		26

6.1	CONDUCT OF BUSINESS.	26
6.2	CASUALTY LOSS.	27
6.3	ACCESS, INFORMATION AND ACCESS INDEMNITY.	28
6.4	REGULATORY FILINGS; HART-SCOTT-RODINO FILING.	29
6.5	LIMITATION ON CASUALTY LOSSES AND OTHER MATTERS	29
6.6	SUPPLEMENTS TO EXHIBITS AND SCHEDULES	30
6.7	PRESERVATION OF RECORDS	30
6.8	MEASUREMENT AND VALUATION OF EXCESS INVENTORY	30
6.9	CAPITAL PROJECTS	31
6.10	NEW DEBT	31
6.11	CREDITS AND RECEIPTS.	31
6.12	TAX COVENANTS.	31
6.13	FINANCIAL STATEMENTS AND FINANCIAL RECORDS	34
6.14	INSURANCE	35

ARTICLE VII CONDITIONS TO CLOSING		35

7.1	HOLDINGS' AND DEFS' CONDITIONS	35
7.2	DCP'S CONDITIONS	36

ARTICLE VIII CLOSING		37

8.1	TIME AND PLACE OF CLOSING	37
8.2	DELIVERIES AT CLOSING	37

ARTICLE IX TERMINATION		38

9.1	TERMINATION AT OR PRIOR TO CLOSING.	38
9.2	EFFECT OF TERMINATION	38

ARTICLE X INDEMNIFICATION		38

10.1	INDEMNIFICATION BY DCP	38
10.2	INDEMNIFICATION BY HOLDINGS.	39
10.3	DEDUCTIBLES, CAPS, SURVIVAL AND CERTAIN LIMITATIONS.	39
10.4	NOTICE OF ASSERTED LIABILITY; OPPORTUNITY TO DEFEND.	41
10.5	MATERIALITY CONDITIONS	43
10.6	EXCLUSIVE REMEDY.	43
10.7	NEGLIGENCE AND STRICT LIABILITY WAIVER	43
10.8	LIMITATION ON DAMAGES	43
10.9	BOLD AND/OR CAPITALIZED LETTERS	44

ARTICLE XI MISCELLANEOUS PROVISIONS		44

11.1	EXPENSES	44
11.2	FURTHER ASSURANCES	44
11.3	APPORTIONMENT OF PROPERTY TAXES; TRANSFER TAXES; AND RECORDING FEES.	44
11.4	ASSIGNMENT	44
11.5	ENTIRE AGREEMENT, AMENDMENTS AND WAIVER	45
11.6	SEVERABILITY	45
11.7	COUNTERPARTS	45
11.8	GOVERNING LAW, DISPUTE RESOLUTION AND ARBITRATION.	45
11.9	NOTICES AND ADDRESSES	48
11.10	PRESS RELEASES	49
11.11	OFFSET.	49
11.12	NO PARTNERSHIP; THIRD PARTY BENEFICIARIES	49
11.13	NEGOTIATED TRANSACTION	49

EXHIBITS

A	Map of Terminals
B	Form of Amended Limited Partnership Agreement
C	Form of ISDA Master Agreement
D	Form of Omnibus Agreement Amendment
E	Form of Subject Interests Assignment Agreement
F	Form of Certificate for Class C Units
G	Form of Canada Business Agreement

SCHEDULES

1.1(a)	Personal Property
1.1(b)	Real Property Interests
1.1(c)	Permits
1.1(d)	Contracts
1.1(e)	Post Closing Consents
1.1(f)	Retained Liabilities
1.1(g)	Excluded Assets
1.1(h)	HOLDINGS' Knowledge
1.1(i)	List of Terminals and Field Offices
4.4	HOLDINGS Consents, Approvals and Authorizations
4.5	Taxes
4.6	Litigation
4.9	Preferential Rights
4.11	Real Property Matters
4.12	Environmental Matters
4.18	Bank Accounts
4.19	Prepayments, Refunds
5.4	DCP Consents, Approvals and Authorizations
6.8	Measurement and Valuation of Excess Inventory
6.9	Capital Projects
6.10	New Debt
10.2(d)	Certain Indemnified Matters

CONTRIBUTION AGREEMENT

This Contribution Agreement ("Agreement") is dated as of October 9, 2006 and is between DCP LP Holdings, LP, a Delaware limited partnership ("HOLDINGS") and DCP Midstream Partners, LP, a Delaware limited partnership ("DCP"). HOLDINGS and DCP are sometimes referred to collectively herein as the "Parties" and individually as a "Party".

RECITALS

A. HOLDINGS owns all of the outstanding limited liability company member interests of Duke Energy Guadalupe Pipeline, LLC, a Delaware limited liability company ("DEGP").

B. DEGP owns all of the outstanding limited liability company member interests of Gas Supply Resources LLC, a Texas limited liability company ("GSRLLC").

C. GSRLLC owns (a) all of the limited liability company member interests of GSRI Transportation LLC, a Texas limited liability company ("GSRI") and (b) 50% of the limited liability company member interests of Pine Tree Propane limited liability company, a Maine limited liability company ("Pine Tree").

D. R H Foster LLC, a Maine limited liability company operates and owns the remaining 50% of the limited liability company member interests of Pine Tree.

E. Prior to Closing, DEGP will distribute, convey and assign all of the outstanding limited liability company member interests of GSRLLC to HOLDINGS.

F. HOLDINGS and DCP desire that HOLDINGS contribute to DCP all of the limited liability company member interest of GSRLLC (the "Subject Interests") in accordance with this Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, DCP and HOLDINGS agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Defined Terms. Capitalized terms used herein and not defined elsewhere in this Agreement shall have the meanings given such terms as is set forth below.

"Affiliate" means, when used with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person as of the time or for the time periods during which such determination is made. By way of example, the LLCs shall be deemed Affiliates of HOLDINGS during the time period prior to the Effective Time and shall be deemed Affiliates of DCP for time periods subsequent to the Effective Time. For purposes of this definition "control", when used with respect to any specified Person, means the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have the meanings correlative to the foregoing. Notwithstanding the foregoing, the term "Affiliate" when applied to (a) DCP shall not include Duke Energy Corporation, a Delaware corporation, or ConocoPhillips, a Delaware corporation, or any entities owned, directly or indirectly, by Duke Energy Corporation or ConocoPhillips, other than entities owned, directly or indirectly, by DCP and DCP Midstream GP and (b) HOLDINGS shall not include DCP or any entities owned, directly or indirectly, by DCP.

"Allocation Statement" shall have the meaning given such term in Section 6.12(f).

"Amended Limited Partnership Agreement" shall mean DCP's Second Amended and Restated Agreement of Limited Partnership to be dated on or before the Effective Time in substantially the form of Exhibit B.

"Annual Financial Statements" shall have the meaning given such term in Section 6.13.

"Arbitral Dispute" means any dispute, claim, counterclaim, demand, cause of action, controversy and other matters in question arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement, regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort, or otherwise, (c) provided for by applicable Law or otherwise, or (d) seeking damages or any other relief, whether at Law, in equity, or otherwise.

"Arbitration Rules" shall have the meaning given such term in Section 11.8(d).

"Assets" shall mean all of the assets and properties of the respective LLC, including the respective LLC's interests in the following, except for the Excluded Assets. Each Schedule referenced in this definition includes a separate subpart for each of the three LLCs.

(a) Personal Property. All tangible personal property of every kind and nature that relate to the ownership, operation, use or maintenance of the Assets, including field equipment, office equipment, fixtures, trailers, railcars, tools, instruments, spare parts, machinery, computer equipment, telecommunications equipment, furniture, supplies and materials that are located at the Terminals or Field Offices, including those items of personal property more particularly described in Schedule 1.1(a) and all hydrocarbon inventory at the Terminals or in transit to or from the Terminals (collectively the "Personal Property");

(b) Real Property. All fee property, rights-of-way, easements, surface use agreements, licenses and leases that relate to the ownership, operation, use or maintenance of the other Assets, including those described in Schedule 1.1(b) (collectively, the "Real Property Interests"), and all fixtures, buildings and improvements located on or under such Real Property Interests;

(c) Permits. All assignable permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, warrants, franchises and similar rights and privileges which are necessary for, or are used or held for use primarily for or in connection with, the ownership, use, operation or maintenance of the Assets (collectively, the "Permits"), including those Permits more particularly described in Schedule 1.1(c);

(d) Contract Rights. All contracts that relate to the ownership, operation, use or maintenance of the Assets, including all propane purchase and sales agreements, storage agreements, and transportation agreements, equipment leases, rental contracts, and service agreements, including those contracts or agreements described in Schedule 1.1(d) (collectively, the "Contracts");

(e) Intellectual Property. All technical information, shop rights, designs, plans, manuals, specifications and other proprietary and nonproprietary technology and data used in connection with the ownership, operation, use or maintenance of the Assets (collectively, the "Intellectual Property");

(f) Terminals and Field Offices. The Terminals and Field Offices;

(g) Books and Records. All contract, land, title, engineering, environmental, operating, accounting, business, marketing, and other data, files, documents, instruments, notes, correspondence, papers, ledgers, journals, reports, abstracts, surveys, maps, books, records and studies which relate primarily to the Assets or which are used or held for use primarily in connection with, the ownership, operation, use or maintenance of the Assets; provided, however, such material shall not include (i) any proprietary data that is not primarily used in connection with the continued ownership, use or operation of the Assets, (ii) any information subject to Third Person confidentiality agreements for which a consent or waiver cannot be secured by HOLDINGS after reasonable efforts, (iii) any information which, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications, or (iv) any information relating primarily to the Retained Liabilities or any obligations for which HOLDINGS is required to indemnify the DCP Indemnitees pursuant to Section 10.2 (collectively, the "Records"); provided, however, that DCP shall have the right to copy any of the information specified in clause (iv); and

(h) Incidental Rights. All of the following insofar as the same are attributable or relate primarily to any of the Assets described in clauses (a) through (g): (i) all purchase orders, invoices, storage or warehouse receipts, bills of lading, certificates of title and documents, (ii) all keys, lock combinations, computer access codes and other devices or information necessary to gain entry to and/or take possession of such Assets, (iii) all rights in any confidentiality or nonuse agreements relating to the Assets, and (iv) the benefit of and right to enforce all covenants, warranties, guarantees and suretyship agreements running in favor of the LLCs relating primarily to the Assets and all security provided primarily for payment or performance thereof.

"Assumed Obligations" shall mean, except for the Retained Liabilities, all rights, liabilities, duties, obligations, risk of loss, Claims, Losses and any related responsibility for the ownership, operation or use of the LLCs, the Assets and the business related thereto and any condition of or on the Assets attributable to any period of time, whether before, on or after the Effective Time.

"Benefit Plan" shall mean any of the following: (a) any employee welfare benefit plan or employee pension benefit plan as defined in sections 3(1) and 3(2) of ERISA, and (b) any other material employee benefit agreement or arrangement, including a deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, non-competition agreement, consulting agreement, vacation policy, and other similar plan, agreement and arrangement.

"Business Day" shall mean any day, other than Saturday and Sunday, on which federally-insured commercial banks in Denver, Colorado are generally open for business and capable of sending and receiving wire transfers.

"Canada Business Agreement" shall mean a Canada Business Agreement between HOLDINGS and GSRLLC in the form of the attached Exhibit G.

"Capital Projects" shall have the meaning given such term in Section 6.9.

"Cash Consideration" shall have the meaning given such term in Section 2.2.

"Casualty Loss" shall mean, with respect to all or any portion of the Assets, any destruction by fire, storm or other casualty, or any condemnation or taking or threatened condemnation or taking, of all or any portion of the Assets.

"Cash Consideration" shall have the meaning given such term in Section 2.2.

"Certificate of Class C Units" shall mean the certificate(s) representing HOLDINGS’ additional interest in DCP in the form of the attached Exhibit E.

"Claim" shall mean any demand, demand letter, claim or notice by a Third Person of noncompliance or violation or Proceeding.

"Claim Notice" shall have the meaning given such term in Section 10.3(c).

"Closing" shall have the meaning given such term in Section 8.1.

"Closing Date" shall have the meaning given such term in Section 8.1.

"Code" shall mean the U.S. Internal Revenue Code of 1986, as amended.

"Commercially Reasonable Efforts" shall mean efforts which are reasonably within the contemplation of the Parties on the date hereof, which are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

"Contracts" shall have the meaning given such term in the definition of Assets.

"Consideration" shall mean the Unit Consideration and Cash Consideration.

"DCP" shall mean DCP Midstream Partners, LP, a Delaware limited partnership and its permitted successors and assigns.

"DCP Indemnitees" shall have the meaning given such term in Section 10.2.

"DCP's Knowledge" or the "Knowledge of DCP" or any similar term, shall mean the actual knowledge of any officer of DCP having a title of vice president or higher.

"DCP Midstream GP" shall mean DCP Midstream GP, LP, a Delaware limited partnership.

"DCP Required Consents" shall have the meaning given such term in Section 5.4.

"Defensible Title" shall mean, as to the Assets, such title to the Assets that vests the applicable LLC with indefeasible title in and to the Assets free and clear of Liens other than Permitted Encumbrances.

"DEFS" shall mean Duke Energy Field Services, LLC, a Delaware limited liability company.

"DENGL" shall mean Duke Energy NGL Services, LP, a Delaware limited partnership.

"DOJ" shall mean the Department of Justice of the United States.

"Effective Time" shall mean 7:00 A.M. on the calendar day following the Closing Date; provided, however, that if Closing occurs after November 1, 2006, but on or before November 14, 2006, "Effective Time" shall mean 7:00 A.M. on November 1, 2006.

"Environmental Law" shall mean any and all Laws, statutes, ordinances, rules, regulations, or orders of any Governmental Authority in existence at the Effective Time pertaining to the protection of the environment or natural resources or to Hazardous Materials in any and all jurisdictions in which the party in question owns property or conducts business or in which the Assets are located, including the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970 (to the extent relating to environmental matters), the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, any state or local Laws implementing or substantially equivalent to the foregoing federal Laws, and any state or local Laws pertaining to the handling of oil and gas exploration, production, gathering, and processing wastes or the use, maintenance, and closure of pits and impoundments.

"Environmental Matter" shall have the meaning given such term in Section 4.4(b).

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Excess Inventory" shall mean all propane included in the Assets above the necessary minimum operating inventory, which shall be measured in accordance with Section 6.8.

"Excluded Assets" shall mean all of the following:

(a) All deposits, cash, checks, funds, claims for refund and accounts receivable to the extent related to the business of the LLCs prior to the Effective Time;

(b) any deposits or pre-paid items attributable to the operation of the Assets;

(c) the Excess Inventory;

(d) Claims for refund of or loss carry forwards with respect to (i) Taxes attributable to the business of the LLCs for any period prior to the Effective Time or (ii) any Taxes attributable to any of the Excluded Assets;

(e) All work product of HOLDINGS' or its Affiliates' attorneys, records relating to the negotiation and consummation of the transactions contemplated hereby and documents that are subject to a valid attorney-client privilege;

(f) All real property, personal property, contracts, intellectual property, Permits, office computers or other equipment (or any leases or licenses of the foregoing ), if any, that are listed on Schedule 1.1(g);

(g) All vehicles, and all leases for vehicles that relate to the ownership, operation, use or maintenance of the Assets, except the leasehold interest in tractors and trailers under the lease agreements described in Schedule 1.1(d);

(h) All computer software that relates to the ownership, operation, use or maintenance of the Assets that requires a consent to transfer;

(i) All rights and obligations under swaps, futures or other similar derivative-based transactions that relate to the ownership, operation, use or maintenance of the Assets, except those that are specifically described in Schedule 1.1(d);

(j) all Canadian propane supply and inventory/storage contracts (i.e., the only Canadian assets that will be included within the Assets are rail car leases);

(k) All office equipment and accessories (including computers) that relate to the ownership, operation, use or maintenance of the Assets, other than that located at the Terminals and the Field Offices; and

(l) Subject to Sections 6.2 and 6.14, all rights to claim coverage or benefits under HOLDINGS' or its Affiliates' insurance policies or coverage, including self-insurance and insurance which HOLDINGS has obtained through a captive insurance carrier.

"Exhibits" shall mean any and/or all of the exhibits attached to and made a part of this Agreement.

"Field Offices" shall mean GSRLLC’s offices (or leasehold interest in offices) described in Schedule 1.1(i).

"Final Settlement Statement" shall have the meaning given such term in Section 3.4.

"FTC" shall mean the Federal Trade Commission of the United States of America.

"GAAP" means generally accepted accounting principles in the United States as of the date hereof, consistently applied.

"Governmental Authorities" shall mean (a) the United States of America or any state or political subdivision thereof within the United States of America and (b) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.

"Hazardous Materials" shall mean: (a) any chemicals, materials or substances defined or included in the definition of "hazardous substances," "hazardous materials," "toxic substances," "solid wastes," "pollutants," "contaminants," or words of similar import, under any Environmental Law, (b) any petroleum, petroleum products (including, without limitation, crude oil or any faction thereof), natural gas liquids, natural gas condensate, or oil and gas exploration or production waste, radioactive materials (other than naturally occurring radioactive materials), friable asbestos, mercury, lead based paints and polychlorinated biphenyls, (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority; or (d) any regulated constituents or substances in concentrations or levels that exceed numeric or risk-based standards established pursuant to Environmental Laws.

"HOLDINGS" shall mean DCP LP Holdings, LP, a Delaware limited partnership.

"HOLDINGS' Indemnitees" shall have the meaning given such term in Section 10.1.

"HOLDINGS' Knowledge" or the "Knowledge of HOLDINGS" or any similar term, shall mean the actual knowledge of (i) any officer of HOLDINGS having a title of Vice President or higher, and (ii) the individuals listed on Schedule 1.1(h).

"HOLDINGS' Property Tax" shall have the meaning given such term in Section 11.3(a).

"HOLDINGS' Required Consents" shall have meaning given such term in Section 4.4(a).

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Imbalance" shall mean all hydrocarbon imbalances between an LLC and a Third Person relating to or arising out of the operation of the Assets that exist at the Effective Time.

"Imbalance Payable" shall mean an account payable for an Imbalance owed by an LLC to a Third Person.

"Imbalance Receivable" shall mean an account receivable for an Imbalance owed by a Third Person to an LLC.

"Indemnified Party" or "Indemnitee" shall have the meaning given such term in Section 10.4(a).

"Indemnifying Party" or "Indemnitor" shall have the meaning given such term in Section 10.4(a).

"Independent Accountants" shall mean PriceWaterhouseCoopers.

"Insurance" shall have the meaning give such term in Section 6.14.

"Interest Rate" shall mean a per annum rate of interest equal to the lesser of (a) the prime rate of interest by Bank of America plus one percent (1%), which rate shall change when and as such prime rate changes, or (b) the maximum non-usurious rate of interest permitted to be charged under applicable Law.

"ISDA Agreement" shall mean an ISDA Master Agreement between DENGL and GSRLLC in the form of the attached Exhibit C.

"Laws" shall mean all applicable statutes, laws (including common law), regulations, rules, rulings, ordinances, orders, restrictions, requirements, writs, judgments, injunctions, decrees and other official acts of or by any Governmental Authority.

"Lien" shall mean any lien, mortgage, pledge, claim, charge, security interest or other encumbrance, option or defect on title.

"Limited Partnership Agreement" shall mean the First Amended and Restated Agreement of Limited Partnership of DCP dated as of December 7, 2005.

"LLCs" shall mean GSRLLC, GSRI and Pine Tree.

"Loss" or "Losses" shall mean any and all damages, demands, payments, obligations, penalties, assessments, disbursements, claims, costs, liabilities, losses, causes of action, and expenses, including interest, awards, judgments, settlements, fines, fees, costs of defense and reasonable attorneys' fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation of any kind or nature whatsoever.

"Material Adverse Effect" shall mean a single event, occurrence or fact, or series of events, occurrences or facts, that, alone or together with all other events, occurrences or facts (a) would have an adverse change in or effect on the LLCs or the Assets (including the cost to remedy, replace or obtain same) taken as a whole, in excess of $3,400,000 or (b) would result in the prohibition or material delay in the consummation of the transactions contemplated by this Agreement, excluding (in each case) matters that are generally industry-wide developments or changes or effects resulting from changes in Law or general economic, regulatory or political conditions.

"Materiality Condition" shall have the meaning given such term in Section 10.5.

"Notice Period" shall have the meaning given such term in Section 10.4(c).

"Omnibus Agreement Amendment" shall mean the Second Amendment to Omnibus Agreement among DEFS, DCP, DCP Midstream GP, DCP Midstream GP, LLC and DCP Midstream Operating, LP, in the form of the attached Exhibit D.

"Ordinary Course of Business" shall mean the ordinary course of business consistent with past practices.

"Permits" shall have the meaning given such term in the definition of Assets.

"Permitted Encumbrances" shall mean the following:

(a) the terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in any document creating the Real Property Interests, or in any Permit or Contract;

(b) Liens for property Taxes and assessments that are not yet due and payable (or that are being contested in good faith by appropriate Proceedings for which HOLDINGS will retain liability);

(c) mechanic's, materialmen's, repairmen's and other statutory Liens arising in the ordinary course and securing obligations incurred prior to the Effective Time and (i) for which HOLDINGS or a Third Person is, and will after the Effective Time be, responsible for payment, or (ii) that are not delinquent and that will be paid and discharged in the ordinary course of business by HOLDINGS or a Third Person or, if delinquent, that are being contested in good faith with any action to foreclose on or attach any Assets on account thereof properly stayed and for which HOLDINGS, its Affiliates or a Third Person will retain liability;

(d) utility easements, restrictive covenants, defects and irregularities in title, encumbrances, exceptions and other matters that are of record that, singularly or in the aggregate, will not materially interfere with the ownership, use or operation of the Assets to which they pertain;

(e) required Third Person consents to assignment, preferential purchase rights and other similar agreements with respect to which consents or waivers are obtained from the appropriate Person for the transaction contemplated hereby prior to Closing or, as to which the appropriate time for asserting such rights has expired as of the Closing without an exercise of such rights;

(f) any Post-Closing Consent;

(g) Liens created by DCP or its successors or assigns; and

(h) The Liens listed on Schedule 1.1(a).

"Person" shall mean any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, or other entity or association.

"Personal Property" shall have the meaning given such term in the definition of Assets.

"Post-Closing Consents" shall mean consents or approvals from, or filings with Governmental Authorities or consents from railroads customarily obtained following the closing of a transaction similar to the transaction contemplated hereby, including those listed on Schedule 1.1(e).

"Pre-Closing Tax Period" shall mean, with respect to the LLCs, any taxable period (including the portion of any Straddle Period) ending on or prior to the Closing Date.

"Preliminary Settlement Statement" shall have the meaning given such term in Section 3.3.

"Proceeding" shall mean any action, suit, claim, investigation, review or other judicial or administrative proceeding, at Law or in equity, before or by any Governmental Authority or arbitration or other dispute resolution proceeding.

"Qualified Claims" shall have the meaning given such term in Section 10.3(b)(iv).

"Real Property Interests" shall have the meaning given such term in the definition of Assets.

"Records" shall have the meaning given such term in the definition of Assets.

"Recoupments" shall have meaning given such term in Section 6.9.

"Retained Liabilities" shall mean Losses with respect to:

(i) except for sales, transfer, use or similar Taxes that are due or should hereafter become due (including penalty and interest thereon) by reason of the transaction contemplated by this Agreement and property Taxes, all Taxes with respect to the LLCs or the Assets to the extent related to periods prior to and including the Closing Date;

(ii) property Taxes on the Assets related to periods prior to January 1, 2006;

(iii) disposal of Hazardous Substances generated at the Terminals at offsite locations between April 30, 2001 and the Closing Date;

(iv) the Excluded Assets and Taxes related thereto; and

(v) those matters, if any, described on Schedule 1.1(f).

"Schedules" shall mean any and/or all of the schedules attached to and made a part of this Agreement.

"SEC" shall mean the U.S. Securities and Exchange Commission.

"SEC Financial Statements" shall have the meaning specified in Section 6.13.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Settlement Notice" shall have the meaning given such term in Section 3.5.

"Straddle Period" shall mean any taxable period that begins before and ends after the Closing Date.

"Straddle Tax Return" shall mean any Tax Return that covers a taxable period that begins before and ends after the Closing Date.

"Stub Period Financial Statements" shall have the meaning given such term in Section 6.13.

"Subject Interests" shall mean 100% of the limited liability company membership interests of GSRLLC.

"Subject Interests Assignment Agreement" shall mean the Assignment Agreement in substantially the form of Exhibit E covering the conveyance of the Subject Interests by HOLDINGS to DCP.

"Subject Time" shall mean the current local time then in effect (a) with respect to the Closing, in Denver, Colorado and (b) with respect to Personal Property or Real Property Interests, where such property is located.

"Tank Damage" shall have the meaning given such term in Section 6.9.

"Tax" or "Taxes" shall mean any Governmental Authority income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.

"Tax Authority" shall mean any Authority having jurisdiction over the payment or reporting of any Tax.

"Tax Benefits" means the amount by which the Tax liability of the Indemnified Party or any of its Affiliates for a taxable period is actually reduced (including, without limitation, by deduction, reduction in income upon a sale, disposition or other similar transaction as a result of increased tax basis, receipt of a refund of Taxes or use of a credit of Taxes) plus any related interest (net of Taxes payable thereon) received from the relevant Tax Authority, as a result of the incurrence, accrual or payment of any Loss or Tax with respect to which the indemnification payment is being made.

"Tax Claim" shall mean the written notice of the assertion or commencement of any claim, assessment, deficiency, audit, review, examination or other proposed change or adjustment by any Tax Authority or any judicial or administrative proceeding relating to a Pre-Closing Tax Period of the Company.

"Tax Proceeding" shall have the meaning given such term in Section 6.12(g).

"Tax Return" shall mean any report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with Taxes.

"Terminals" shall mean those propane terminal facilities described in Schedule 1.1(i) and identified on the Terminal Map.

"Terminal Map" shall mean the map describing the Terminals attached to this Agreement as Exhibit A.

"Third Person" shall mean (i) any Person other than a Party or its Affiliates, and (ii) any Governmental Authority.

"Third Person Awards" shall mean any actual recoveries from Third Persons by the Indemnified Party (including, without limitation, from insurance and third-party indemnification) in connection with the claim for which such party is also potentially liable.

"Third Person Claim" shall have the meaning given such term in Section 10.4(c).

"Transaction Documents" shall mean the ISDA Agreement, the Amended Limited Partnership Agreement, the Canada Business Agreement, the Omnibus Agreement Amendment, the Subject Interests Assignment Agreement, a Certificate representing the Unit Consideration, and any other document related to the sale, transfer, assignment or conveyance of the Subject Interests to be delivered at Closing.

"Treasury Regulations" shall mean regulations promulgated under the Code.

"Unit Consideration" shall have the meaning given such term in Section 2.2.

"Units" shall mean one of that certain class of limited partnership interests of DCP with those special rights and obligations specified in the Amended Limited Partnership Agreement as being appurtenant to a "Class C Unit".

1.2 Other Definitional Provisions. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to an "Article," "Section," or "subsection" shall be to an Article, Section, or subsection of this Agreement, (b) the words "this Agreement," "hereof," "hereunder," "herein," "hereby," or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, (c) the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word "including" means "including, without limitation" and (e) the word "day" or "days" means a calendar day or days, unless otherwise denoted as a Business Day.

1.3 Headings. The headings of the Articles and Sections of this Agreement and of the Schedules and Exhibits are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.

1.4 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

ARTICLE II

CONTRIBUTION OF THE SUBJECT INTEREST, ISSUANCE OF THE UNITS AND CONSIDERATION

2.1 The Transaction. At the Closing, but effective for all purposes as of the Effective Time, HOLDINGS shall contribute to DCP the Subject Interests in exchange for the issuance of the Consideration to HOLDINGS by DCP.

2.2 Consideration. In consideration for the contribution of the Subject Interests, DCP shall (i) issue and deliver to HOLDINGS at the Closing one or more certificates duly registered in the name of HOLDINGS and representing 200,312 Units (the "Unit Consideration") and (ii) distribute $57,057,000.00 in cash to HOLDINGS (the "Cash Consideration").

ARTICLE III

ADJUSTMENTS, PRORATIONS AND SETTLEMENT

3.1  Adjustments.

(a) The value of the Cash Consideration shall be subject to cash adjustments pursuant to this Article III.

(b) For the avoidance of doubt, cash adjustments pursuant to this Article III shall not result in any adjustment to the Unit Consideration. Each payment of an adjustment to the Cash Consideration shall be made at Closing if the adjustment is determined by such date, or otherwise, in the Final Settlement Statement.

(c) The Parties shall use all Commercially Reasonable Efforts to agree upon the adjustments set forth in this Article III, and to resolve any differences with respect thereto. Except as provided herein, no adjustments shall be made after delivery of the Final Settlement Statement.

3.2 Prorations and Adjustments.

(a) The amount payable to HOLDINGS will be reduced by the amount of any unpaid general property Tax assessed against or pertaining to the Assets for periods before the Effective Time with respect to any taxable period that includes the Effective Time, prorated in accordance with Section 11.3(a).

(b) The amount payable to HOLDINGS will be increased by the value of Excess Inventory under Section 6.8, prepaid items and any other Excluded Assets that DCP agrees to acquire at Closing (in which event, such Excluded Assets shall be transferred to the respective LLC).

(c) The amount payable to HOLDINGS will be reduced by the amount of any utility charges or other items of expense attributable to the operation of the Assets prior to the Effective Time paid by GSRLLC. Such amounts shall be prorated as of the Effective Time.

(d) Subject to Sections 3.2(e) and 6.9, the amount payable to HOLDINGS will be reduced by the amount of any trade accounts payable (including Imbalance Payables) of the LLCs that exist as of the Effective Time.

(e) Notwithstanding anything to the contrary, including Sections 3.2(d) and 10.2(b), the amount payable to HOLDINGS will be increased by the amount of DCP's reimbursement obligation in respect of the Capital Projects in accordance with Section 6.9.

(f) If Closing occurs after November 1, 2006 but on or before November 14, 2006, the amount payable to HOLDINGS will be increased by an amount equal to the Interest Rate times X divided by 365 times the number of days from and including November 1, 2006 through but excluding the Closing Date; where X equals what the value of the Cash Consideration plus the Unit Consideration, as adjusted by Section 3.2(a) through (e), would have been if Closing had occurred on November 1, 2006.

3.3 Preliminary Settlement Statement. Not later than five (5) business days before the Closing Date, and after consultation with DCP, HOLDINGS shall deliver to DCP a written statement (the "Preliminary Settlement Statement") setting forth the Cash Consideration and the description and amount of each item determined in good faith by HOLDINGS that are described in Section 3.2, with HOLDINGS' calculation of such items in reasonable detail, based on information then available to HOLDINGS. The Preliminary Settlement Statement shall also set forth wire transfer instructions for the Closing payments.  Payment of the Cash Consideration at the Closing shall be based on the Preliminary Settlement Statement.

3.4 Final Settlement Statement. No later than ninety (90) days after the Closing Date and after consultation with DCP, HOLDINGS shall deliver to DCP a revised settlement statement showing in reasonable detail its calculation of the items described in Section 3.2 along with other adjustments or payments contemplated in this Agreement (said revised statement and the calculation thereof shall be referred to as the "Final Settlement Statement").

3.5 Dispute Procedures. The Final Settlement Statement shall become final and binding on the Parties on the 45th day following the date the Final Settlement Statement is received by DCP, unless prior to such date DCP delivers written notice to HOLDINGS of its disagreement with the Final Settlement Statement (a "Settlement Notice"). Any Settlement Notice shall set forth DCP's proposed changes to the Final Settlement Statement, including an explanation in reasonable detail of the basis on which DCP proposes such changes. If DCP has timely delivered a Settlement Notice, DCP and HOLDINGS shall use good faith efforts to reach written agreement on the disputed items. If the disputed items have not been resolved by DCP and HOLDINGS by the 30th day following HOLDINGS' receipt of a Settlement Notice, any remaining disputed items shall be submitted to the Independent Accountants for resolution within ten (10) Business Days after the end of the foregoing 30-day period. The fees and expenses of the Independent Accountants shall be borne fifty percent (50%) by HOLDINGS and fifty percent (50%) by DCP. The Independent Accountants' determination of the disputed items shall be final and binding upon the Parties, and the Parties hereby waive any and all rights to dispute such resolution in any manner, including in court, before an arbiter or appeal.

3.6 Payments. If the final amount as set forth in the Final Settlement Statement exceeds the estimated amount as set forth in the Preliminary Settlement Statement, then DCP shall pay to HOLDINGS the amount of such excess, with interest at the Interest Rate (calculated from the Closing Date). If the final calculated amount as set forth in the Final Settlement Statement is less than the estimated calculated amount as set forth in the Preliminary Settlement Statement, then HOLDINGS shall pay to DCP the amount of such excess, with interest at the Interest Rate. Any payment shall be made within three (3) Business Days of the date the Final Settlement Statement becomes final pursuant to Section 3.5.

3.7  Access to Books and Records. The Parties shall grant to each other full access to the Books and Records and its relevant personnel to allow each of them to make evaluations under this Article III.

3.8 Excluded Assets. Prior to the Closing, the Excluded Assets will be distributed by the LLCs to DEGP.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HOLDINGS

HOLDINGS represents and warrants to DCP as follows:

4.1 Organization, Good Standing, and Authority.

(a) HOLDINGS is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. The execution and delivery of this Agreement and the other Transaction Documents to which HOLDINGS is a party and the consummation by HOLDINGS of the transactions contemplated herein and therein have been duly and validly authorized by all necessary limited partnership action by HOLDINGS. This Agreement has been duly executed and delivered by HOLDINGS. HOLDINGS has all requisite limited partnership power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated herein and therein.

(b) DEGP is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The execution and delivery of this Agreement and the other Transaction Documents to which DEGP is a party and the consummation by DEGP of the transactions contemplated herein and therein have been duly and validly authorized by all necessary limited partnership action by DEGP. HOLDINGS has all requisite limited liability company power and authority to enter into and perform the Transaction Documents to which it is a party, to perform its obligations thereunder and to carry out the transactions contemplated herein and therein.

(c) GSRLLC is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Texas and has all requisite limited liability company power and authority to own or otherwise hold and operate its Assets. GSRLLC is duly licensed or qualified and in good standing as a foreign limited liability company authorized to do business in each additional State in which it owns assets.

(d) GSRI is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Texas and has all requisite limited liability company power and authority to own or otherwise hold and operate its Assets. GSRI is duly licensed or qualified and in good standing as a foreign limited liability company authorized to do business in each additional State in which it owns assets.

(e) To HOLDINGS' Knowledge, Pine Tree is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Maine and has all requisite limited liability company power and authority to own or otherwise hold and operate its Assets. To HOLDINGS' Knowledge, Pine Tree is duly licensed or qualified and in good standing as a foreign limited liability company authorized to do business in each additional State in which it owns assets.

4.2 Enforceability. This Agreement constitutes and, upon execution of and delivery by HOLDINGS, DENGL and DEFS of the other Transaction Documents to which they are a party, such Transaction Documents will constitute, valid and binding obligations of HOLDINGS, DENGL and DEFS, as applicable, enforceable against such Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor's rights generally and general principles of equity.

4.3 No Conflicts. The execution, delivery and performance by HOLDINGS of this Agreement, and the execution, delivery and performance by HOLDINGS, DEGP, DENGL and DEFS of the other Transaction Documents to which they are party and the consummation of the transactions contemplated hereby or thereby, will not:

(a) Provided all of HOLDINGS' Required Consents and Post Closing Consents have been obtained, conflict with, constitute a breach, violation or termination of, give rise to any right of termination, cancellation or acceleration of or result in the loss of any right or benefit under, any agreements to which HOLDINGS, DENGL, DEFS, DEGP, GSRI or GSRLLC (and to HOLDINGS' Knowledge, Pine Tree) is a party or by which any of them, the Subject Interests or the Assets are bound;

(b) Conflict with or violate the limited liability company agreements of DEGP or the LLCs, or the limited partnership agreement of HOLDINGS; and

(c) Provided that all of HOLDINGS' Required Consents and Post Closing Consents have been obtained, violate any Law applicable to HOLDINGS, DENGL, DEFS, GSRLLC, GSRI or the Assets (and to HOLDINGS' Knowledge, Pine Tree).

4.4 Consents, Approvals, Authorizations and Governmental Regulations.

(a) Except (i) for Post-Closing Consents, (ii) as set forth in Schedule 4.4 and (iii) as may be required under the HSR Act (the items described in clauses (ii) and (iii) being collectively referred to as the "HOLDINGS' Required Consents"; no order, consent, waiver, permission, authorization or approval of, or exemption by, or the giving of notice to or the registration or filing with any Governmental Authority or Third Person, is necessary for HOLDINGS to execute, deliver and perform this Agreement or for HOLDINGS, DEGP, DEFS or DENGL to execute, deliver and perform the other Transaction Documents to which it is a party.

(b) Except as set forth in Schedule 4.4, (i), all material permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, warrants, franchises and similar rights and privileges, of all Governmental Authorities required or necessary for GSRLLC and GSRI (and to HOLDINGS' Knowledge, Pine Tree) to own and operate its Assets in the places and in the manner currently owned or operated, have been obtained, and are in full force and effect, (ii) HOLDINGS and its Affiliates have received no written notification concerning, and there are no violations that are in existence with respect to the Permits and (iii) no Proceeding is pending or threatened with respect to the revocation or limitation of any of the Permits. Notwithstanding anything herein to the contrary, the provisions of this Section 4.4(b) shall not relate to or cover any matter relating to or arising out of any Environmental Laws (an "Environmental Matter"), which shall be governed by Section 4.12.

4.5 Taxes. Except as set forth in Schedule 4.5:

(a) GSRLLC and GSRI have not and will not (and, with respect to Pine Tree, GSRLLC has not and will not consent to Pine Tree to) on or prior to the Closing Date, file an election under Treasury Regulation §301.7701-3 to be classified as a corporation for U.S. federal income tax purposes. Since December 7, 2005 until Closing, GSRLLC and GSRI have been and will be business entities that will be disregarded for federal Tax purposes under Treasury Regulation §§301.7701-2 and - 3. To HOLDINGS' Knowledge, during the entirety of the period from the date of its formation until Closing, Pine Tree has been and will be a partnership for federal tax purposes;

(b) Except with respect to ad valorem Taxes for the year in which Closing occurs, all Taxes due and owing or claimed to be due and owing (whether such claim is asserted before or after the Effective Time) from or against HOLDINGS, DEGP, GSRLLC, GSRI or Pine Tree relating to the Assets, or the operation thereof, prior to the Effective Time have been or will be timely paid in full by HOLDINGS or its Affiliates;

(c) All withholding Tax and Tax deposit requirements imposed on HOLDINGS, DEGP, GSRLLC, GSRI or Pine Tree and applicable to the Assets, or the operation thereof, for any and all periods or portions thereof ending prior to the Effective Time have been or will be timely satisfied in full by HOLDINGS or its Affiliates;

(d) All Tax Returns that are required to be timely filed for, by, on behalf of or with respect to GSRLLC or GSRI (and to HOLDINGS' Knowledge, Pine Tree), before the Effective Time have been or will be filed with the appropriate Governmental Authority; all Taxes shown to be due and payable on such Tax Returns have been or will be paid in full by HOLDINGS or its Affiliates;

(e) None of DEGP or the LLCs are under audit or examination by any Governmental Authority. There are no Claims now pending or, to the Knowledge of HOLDINGS, threatened against DEGP or the LLCs with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax. There are no claims for any additional Tax asserted by any Governmental Authority against DEGP or the LLCs, in each case, relating to its Assets or the operation thereof;

(f) None of DEGP, GSRLLC or GSRI (and to HOLDINGS' Knowledge, Pine Tree) (i) have agreed to make, nor is required to make, any adjustment under Section 481 of the Code or any comparable provision of state, local or foreign Law by reason of a change in accounting method or otherwise, and (ii) is a party to or bound by (or will become a party to or bound by) any Tax sharing, Tax indemnity, or Tax allocation agreement; and

(g) Pine Tree has made, or will make, an election under Section 754 of the Code.

4.6 Litigation; Compliance with Laws.

(a) There is no injunction, restraining order or Proceeding pending against HOLDINGS, DENGL, DEFS, DEGP or the LLCs that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(b) Except for the litigation and Claims identified on Schedule 4.6, there is no written Claim, investigation or examination pending, or to the Knowledge of HOLDINGS, threatened, against or affecting the Assets or the Subject Interests before or by any Governmental Authority or any Third Person.

(c) To HOLDINGS' Knowledge, the Assets have been owned and operated in compliance with applicable Laws, except for any non-compliance which has been timely brought into compliance therewith. Notwithstanding anything herein to the contrary, the provisions of this Section 4.6(c) shall not relate to or cover any Environmental Matters, which shall be governed by Section 4.12.

4.7 Contracts. All of the Contracts that are material are listed on Schedule 1.1(d). GSRLLC, GSRI and, to HOLDINGS' Knowledge, Pine Tree are not in default and there is no event or circumstance that with notice, or lapse of time or both, would constitute an event of default by the applicable LLC under the terms of the Contracts. All of the Contracts are in full force and effect and to HOLDINGS' Knowledge, no counter-party to any of the Contracts is in default under the terms of such Contracts. Schedule 1.1(d) lists each Contract that:

(a) expressly obligates an LLC to pay an amount of $500,000 or more and has not been fully performed as of the date hereof;

(b) expressly restricts the ability of an LLC to compete or otherwise to conduct its business in any manner or place;

(c) provides for the sale of products or the provision of services for amounts in excess of $500,000 (including outstanding offers or quotes which by acceptance would create such a Contract) and which have not been fully performed as of the date hereof;

(d) is a sales, agency, marketing or distribution agreement which is material to an LLC, taken as a whole; provides a right of first refusal or other restrictive right that limits the ability to transfer, sell or assign an interest in an asset or an equity interest in a Person;

(e) is a master agreement, swap, derivative, option, future or similar type Contract or any open agreement or position thereunder;

(f) is with any current or former employee, officer, director or consultant of any LLC;

(g) is with HOLDINGS' or any Affiliate (other than an LLC);

(h) is with any labor union or association;

(i) is a partnership or joint venture agreement with a Third Person in which one of the LLCs is a party or by which any of them are bound;

(j) is an agreement with a consideration in excess of $500,000 by one of the LLCs to purchase or sell any assets (other than inventory in the Ordinary Course of Business), businesses, capital stock or other debt or equity securities of any Person;

(k) any agreements with a consideration in excess of $500,000 involving the merger, consolidation, purchase, sale, transfer or other disposition of interests in real property, capital stock or other debt or equity securities of any Person prior to Closing; or

(l) is any other lease agreements with respect to any parcel of real property in which the Company or any of its Subsidiaries has a leasehold or similar interest.

4.8 Title to Assets; Intellectual Property. Except for the Permitted Encumbrances, to HOLDINGS' Knowledge, each LLC has Defensible Title to the Assets that it operates, free and clear of all Liens.

(a) None of HOLDINGS, DEGP or the LLCs have received any written notice of infringement, misappropriation or conflict with respect to Intellectual Property from any Person with respect to the ownership, use or operation of the Assets.

(b) To HOLDINGS' Knowledge, the ownership, use and operation of the Assets have not infringed, misappropriated or otherwise conflicted with any patents, patent applications, patent rights, trademarks, trademark applications, service marks, service mark applications, copyrights, trade names, unregistered copyrights, trade secrets of any other Person.

4.9 Preferential Rights to Purchase. Except for Pine Tree and as listed in Schedule 4.9, there are no preferential or similar rights to purchase any portion of the LLCs or Assets that will be triggered by this Agreement or the transactions contemplated herein.

4.10 Broker's or Finder's Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of HOLDINGS, or any of its Affiliates

4.11 Compliance with Property Instruments. To HOLDINGS' Knowledge and except as set forth in Schedule 4.11, (a) all of the instruments creating the Real Property Interests are presently valid, subsisting and in full force and effect; (b) there are no violations, defaults or breaches thereunder, or existing facts or circumstances which upon notice or the passage of time or both will constitute a violation, default or breach thereunder; and (c) the Assets are currently being operated and maintained in compliance with all terms and provisions of the instruments creating the Real Property Interests. None of HOLDINGS or its Affiliates have received or given any written notice of default or claimed default under any such instruments and is not participating in any negotiations regarding any material modifications thereof.

4.12 Environmental Matters. Except as set forth in Schedule 4.12:

(a) To HOLDINGS' Knowledge, HOLDINGS and its Affiliates have not caused or allowed the generation, use, treatment, manufacture, storage, or disposal of Hazardous Materials at, on or from the Assets, except in accordance with all applicable Environmental Laws;

(b) To HOLDINGS' Knowledge, there has been no Release of any Hazardous Materials at, on, from, or underlying any of the Assets except in accordance with all applicable Environmental Laws;

(c) To HOLDINGS' Knowledge, the LLCs have secured all Permits required under Environmental Laws for the ownership, use and operation of the Assets and the LLCs are in compliance with such Permits;

(d) HOLDINGS and its Affiliates have not received written inquiry or notice of any actual or threatened Claim related to or arising under any Environmental Law relating to the Assets;

(e) GSRLLC, GSRI and to HOLDINGS' Knowledge, Pine Tree, are not currently operating or required to be operating any of the Assets under any compliance order, a decree or agreement, any consent decree or order, or corrective action decree or order issued by or entered into with any Governmental Authority under any Environmental Law or any Law regarding health or safety in the work place;

(f) To HOLDINGS' Knowledge, the LLCs have owned, used and operated the Assets in compliance with Environmental Laws, except for any non-compliance which has been remediated and brought into compliance with Environmental Laws;

(g) To HOLDINGS' Knowledge, none of the off-site locations where Hazardous Materials from any of the Assets have been stored, treated, recycled, disposed of or released has been designated as a facility that is subject to a claim under any Environmental Laws.

4.13 Employee Matters. At no time prior to the Effective Time will GSRLLC or GSRI have had any employees.

4.14 Benefit Plan Liabilities. At no time prior to the Effective Time will GSRLLC or GSRI have maintained any Benefit Plans. At the Effective Time, GSRLLC and GSRI shall have no liability with respect to any Benefit Plans.

4.15 No Foreign Person. HOLDINGS is not a "foreign person" as defined in Section 1445 of the Code and in any regulations promulgated thereunder.

4.16 Capitalization of GSRLLC.

(a) The Subject Interests constitute all of the outstanding ownership interests in GSRLLC and are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any pre-emptive rights. DEGP has good and marketable title to the Subject Interests.

(b) There are no existing rights, agreements or commitments of any character obligating GSRLLC, GSRI or to HOLDINGS' Knowledge, Pine Tree, to issue, transfer or sell any additional ownership rights or interests or any other securities (debt, equity or otherwise) convertible into or exchangeable for such ownership rights or interests.

4.17 Subsidiaries and Other Equity Interests. GSRLLC does not have any subsidiaries or own, directly or indirectly, any equity interest in any other Person except as follows (a) 100% of the membership interests of GSRI and (b) 50% of the membership interests of Pine Tree.

4.18 Bank Accounts. Except as set forth on Schedule 4.18, neither GSRLLC nor GSRI have any accounts or safe-deposit boxes with banks, trust companies, savings and loan associations, or other financial institutions.

4.19 No Prepayments Made or Refunds Owed. Except as set forth in Schedule 4.19 and except for any Imbalance Payables included in the Final Settlement Statement pursuant to Section 3.2(f), none of the LLCs have received any prepayment, advance payment, deposits or similar payments, and has no refund obligation, with respect to any products purchased, sold, treated or processed through the Terminals, and neither HOLDINGS nor any of its Affiliates has received any compensation for services relating to the Terminals which would be subject to any refund or create any repayment obligation either by or to GSRLLC.

4.20 Investment Intent. HOLDINGS is acquiring the Units for its own account, and not with a view to, or for sale in connection with, the distribution thereof in violation of state or federal Law. HOLDINGS acknowledges that the Units have not been registered under the Securities Act or the securities Laws of any state and neither HOLDINGS nor any of its Affiliates has any obligation or right to register the Units except as set forth in the Amended and Restated Partnership Agreement. Without such registration, the Units may not be sold, pledged, hypothecated or otherwise transferred unless it is determined that registration is not required. HOLDINGS, itself or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Units, and HOLDINGS, either alone or through its officers, employees or agents, has evaluated the merits and risks of the investment in the Units.

4.21 No Other Representations or Warranties; Schedules. HOLDINGS makes no other express or implied representation or warranty with respect to the LLCs or any of their respective Affiliates, the Assets or the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF DCP

DCP hereby represents and warrants to HOLDINGS:

5.1 Organization, Good Standing, and Authorization. DCP is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. DCP has all requisite limited partnership power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated herein and therein. The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation by DCP of the transactions contemplated herein have been duly and validly authorized by all necessary limited partnership action by DCP. This Agreement has been duly executed and delivered by DCP.

5.2 Enforceability. This Agreement constitutes, and upon execution and delivery of the Transaction Documents to which DCP is a party, such Transaction Documents will constitute, valid and binding obligations of DCP, enforceable against DCP in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor's rights generally and general principles of equity.

5.3 No Conflicts. The execution, delivery and performance by DCP of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby, will not:

(a) Provided that any DCP Required Consents and Post Closing Consents have been obtained, conflict with, constitute a breach, violation or termination of, give rise to any right of termination, cancellation or acceleration of or result in the loss of any right or benefit under, any agreement to which DCP is a party;

(b) Conflict with or violate the Limited Partnership Agreement (with respect to time periods prior to Closing), the Amended Limited Partnership Agreement (with respect to time periods at and after Closing) or result in the creation of a Lien on the Units; or

(c) Provided that all of the DCP Required Consents and Post Closing Consents have been obtained, violate any Law applicable to DCP.

5.4 Consents, Approvals, Authorizations and Governmental Regulations. Except (i) for Post-Closing Consents, (ii) as set forth in Schedule 5.4 and (iii) as may be required under the HSR Act (the items described in clauses (ii) and (iii) being collectively referred to as the "DCP Required Consents"), no order, consent, waiver, permission, authorization or approval of, or exemption by, or the giving of notice to or registration or filing with, any Governmental Authority or Third Person, is necessary for DCP to execute, deliver and perform this Agreement or the Transaction Documents to which it will be a party.

5.5 Litigation. There is no injunction, restraining order or Proceeding pending against DCP that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

5.6 Independent Investigation. DCP is knowledgeable in the business of owning and operating propane facilities and has had access to the Assets, the representatives of HOLDINGS and its Affiliates, and to the records of HOLDINGS and its Affiliates with respect to the Assets. DCP ACKNOWLEDGES THAT THE ASSETS ARE IN THEIR "AS IS, WHERE IS" CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, AND THAT, EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, HOLDINGS HAS MADE NO REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MARKETABILITY, QUALITY, CONDITION, CONFORMITY TO SAMPLES, MERCHANTABILITY, AND/OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED BY HOLDINGS AND EXCEPT AS SET FORTH IN THIS AGREEMENT, WAIVED BY DCP. DCP FURTHER ACKNOWLEDGES THAT: (I) THE ASSETS HAVE BEEN USED FOR PROPANE OPERATIONS AND PHYSICAL CHANGES IN THE ASSETS AND IN THE LANDS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES; (II) THE ASSETS MAY INCLUDE BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE KNOWN BY HOLDINGS OR READILY APPARENT BY A PHYSICAL INSPECTION OF THE ASSETS OR THE LANDS BURDENED THEREBY; (III) DCP SHALL HAVE INSPECTED PRIOR TO CLOSING, OR SHALL BE DEEMED TO HAVE WAIVED ITS RIGHTS TO INSPECT, THE ASSETS AND THE ASSOCIATED PREMISES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, AND THAT DCP SHALL, SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, INCLUDING, BUT NOT LIMITED TO, THE PRESENCE OF MAN-MADE MATERIAL FIBERS AND THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS MATERIALS. EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, HOLDINGS MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO (A) THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO DCP WITH RESPECT TO THE INTERESTS, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE INTERESTS, PRICING ASSUMPTIONS, QUALITY OR QUANTITY OF THE INTERESTS, FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT OR (B) FUTURE VOLUMES OF HYDROCARBONS OR OTHER PRODUCTS TRANSPORTED, TREATED, STORED OR PROCESSED THROUGH OR AT THE ASSETS. With respect to any projection or forecast delivered by or on behalf of HOLDINGS or its Affiliates to DCP, DCP acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) DCP is familiar with such uncertainties, (iii) DCP is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to DCP and (iv) DCP will not have a claim against HOLDINGS or any of its advisors or Affiliates with respect to such projections or forecasts.

5.7 Broker's or Finder's Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of DCP or any of its Affiliates which is, or following the Closing would be, an obligation of HOLDINGS or any of its Affiliates.

5.8 Investment Intent. DCP is acquiring the Subject Interests for its own account, and not with a view to, or for sale in connection with, the distribution thereof in violation of state or federal Law. DCP acknowledges that the Subject Interests have not been registered under the Securities Act or the securities Laws of any state and neither HOLDINGS nor any of its Affiliates has any obligation to register the Subject Interests. Without such registration, the Subject Interests may not be sold, pledged, hypothecated or otherwise transferred unless it is determined that registration is not required. DCP, itself or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Subject Interests, and DCP, either alone or through its officers, employees or agents, has evaluated the merits and risks of the investment in the Subject Interests.

5.9 Available Funds. DCP will have at Closing, sufficient cash to enable it to make payment in immediately available funds of the cash portion of the Consideration when due and any other amounts to be paid by it hereunder.

ARTICLE VI

COVENANTS AND ACCESS

6.1 Conduct of Business. HOLDINGS covenants and agrees that from and after the execution of this Agreement and until the Closing:

(a) Without the prior written consent of DCP, (i) HOLDINGS will not, and will not permit GSRLLC or GSRI (or with respect to Pine Tree, will not consent to Pine Tree) to, sell, transfer, assign, convey or otherwise dispose of any Assets other than (A) the transfer of the Excluded Assets; (B) the sale of inventory in the ordinary course of business or (C) the sale or other disposition of equipment or other Personal Property which is replaced with equipment or other Personal Property of comparable or better value and utility; (ii) except for the Capital Projects, modify in any respect the Terminals that will require a capital expenditure in excess of $25,000; (iii) make any adverse change in its sales, credit or collection terms and conditions relating to the Assets; (iv) do any act or omit to do any act which will cause a material breach in any Contract; or (v) unless disputed in good faith, fail to pay when due all amount owed under the Contracts; notwithstanding the foregoing, the Parties acknowledge that the Excess Inventory is an Excluded Asset and HOLDINGS may minimize the amount of Excess Inventory held by the LLCs prior to Closing; and that DCP will purchase the remaining Excess Inventory at Closing;

(b) HOLDINGS will not allow GSRLLC or GSRI (or with respect to Pine Tree, will not consent to Pine Tree to) create or permit the creation of any Lien on any Asset other than Permitted Encumbrances;

(c) If HOLDINGS becomes aware of any event or development that it reasonably believes is likely to cause a material breach or default hereunder or to have a Material Adverse Effect, it will give prompt written notice to DCP; and

(d) HOLDINGS agrees to cause GSRLLC and GSRI to (and with respect to Pine Tree, will not consent to Pine Tree to not):

(i) maintain and operate the Assets in the ordinary course of business in accordance with the past operating and maintenance practices of the LLCs, including regular scheduled maintenance plans and capital expenditures, and pay or cause to be paid all costs and expenses in connection therewith when due;

(ii) carry on its business in respect of the Assets in substantially the same manner as it has heretofore;

(iii) use reasonable efforts to preserve its business in respect of the Assets intact, to keep available the services of the employees involved in the conduct of such business and to preserve the goodwill of customers having business relations with HOLDINGS in respect of the Assets, in each case, in all material respects;

(iv) not abandon any of the Assets or liquidate, dissolve, recapitalize or otherwise wind up its business;

(v) comply in all material respects with all of the rules, regulations and orders of any Governmental Authority applicable to the Assets;

(vi) timely file, properly and accurately make in all material respects all reports and filings required to be filed with the appropriate Governmental Authority; and

(vii) pay all Taxes with respect to the Assets which come due and payable prior to the Closing Date;

(viii) not make, amend or revoke any material election with respect to Taxes;

(ix) not amend its organizational documents;

(x) not make any material change in any method of accounting or accounting principles, practices or policies, other than those required by GAAP;

(xi) not issue or sell any equity interests, notes, bonds or other securities or incur, assume or guarantee any indebtedness for borrowed money, or any option, warrant or right to acquire same;

(xii) not (A) merge or consolidate with any Person; or (B) make any loan to any Person (other than extensions of credit to customers in the ordinary course of business and intercompany loans under DEFS' cash management system); and

(xiii) maintain in full force and effect insurance policies covering the Assets.

6.2 Casualty Loss.

(a) HOLDINGS shall promptly notify DCP of any Casualty Loss of which HOLDINGS becomes aware prior to the Closing. If a Casualty Loss occurs that would reasonably be expected to have a Material Adverse Effect on the LLCs or the Assets, HOLDINGS shall have the right to extend the Closing Date for up to forty-five (45) days for the purpose of repairing or replacing the Assets destroyed or damaged by the Casualty Loss to the reasonable satisfaction of DCP. If HOLDINGS does not repair or replace the Assets destroyed or damaged by the Casualty Loss prior to the Closing to the reasonable satisfaction of DCP and the Parties are unable to agree on a value to compensate DCP for the Casualty Loss, DCP may terminate this Agreement upon fifteen (15) days written notice to HOLDINGS.

(b) If this Agreement is not terminated by DCP as provided in subsection (a), DCP's sole remedy with respect to any Casualty Loss in respect of Assets which are not repaired or replaced prior to the Closing to the reasonable satisfaction of DCP is at DCP's option to (i) accept a value estimated by HOLDINGS and agreed to by DCP to be equal to the cost to repair or replace the Assets affected by the Casualty Loss; provided that, if the Parties cannot agree, then the Closing shall occur and either Party may submit the determination of the costs of the Casualty Loss for resolution pursuant to Section 11.8, in which case any insurance, condemnation or taking proceeds with respect to such Casualty Loss shall be the sole property of HOLDINGS, or (ii) accept the Assets with no value being paid by HOLDINGS, but with DCP being entitled to receive as DCP's sole property an assignment of all claims with respect to, and all rights in such Casualty Loss, including in and to all insurance, condemnation or taking, on account of such Casualty Loss.

6.3 Access, Information and Access Indemnity.

(a) Prior to Closing, HOLDINGS will make available at HOLDINGS' offices to DCP and DCP's authorized representatives for examination as DCP may reasonably request, all Records; provided, however, such material shall not include (i) any proprietary data which relates to another business of HOLDINGS or its Affiliates and is not primarily used in connection with the continued ownership, use or operation of the Assets, (ii) any information subject to Third Person confidentiality agreements for which a consent or waiver cannot be secured by HOLDINGS or its Affiliates after reasonable efforts, or (iii) any information which, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications.

(b) Subject to subsection (a) above, HOLDINGS shall permit DCP and DCP's authorized representatives to consult with employees of HOLDINGS and its Affiliates during the business hours of 8:00 a.m. to 5:00 p.m. (local time), Monday through Friday and to conduct, at DCP's sole risk and expense, inspections and inventories of the Assets and to examine all Records over which HOLDINGS and its Affiliates have control. HOLDINGS shall also coordinate, in advance, with DCP to allow site visits and inspections at the field sites on Saturdays unless operational conditions would reasonably prohibit such access.

(c) DCP SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD THE HOLDINGS' INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES OCCURRING ON OR TO THE ASSETS CAUSED BY THE ACTS OR OMISSIONS OF DCP, DCP'S AFFILIATES OR ANY PERSON ACTING ON DCP'S OR ITS AFFILIATES' BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT PRIOR TO CLOSING, INCLUDING ANY SITE VISITS AND ENVIRONMENTAL SAMPLING; PROVIDED, HOWEVER, THE FOREGOING OBLIGATION OF DCP SHALL NOT APPLY WITH RESPECT TO ANY ENVIRONMENTAL DEFECTS EXISTING PRIOR TO THE CONDUCT OF SUCH DUE DILIGENCE WHICH ARE DISCOVERED DURING SUCH DUE DILIGENCE. DCP shall comply in all material respects with all rules, regulations, policies and instructions issued by HOLDINGS or any Third Person operator regarding DCP's actions prior to Closing while upon, entering or leaving any property included in the Assets, including any insurance requirements that HOLDINGS may impose on contractors authorized to perform work on any property owned or operated by HOLDINGS.

6.4 Regulatory Filings; Hart-Scott-Rodino Filing.

(a) DCP and HOLDINGS will take all commercially reasonable actions necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with, and to give all notices to, Governmental Authorities required to accomplish the transactions contemplated by this Agreement; provided, however, that the cost to obtain Post-Closing Consents shall be borne by DCP.

(b) The Parties shall make any filings required under the HSR Act on or prior to ten (10) days after the date of this Agreement and provide such information to the FTC as is required in connection with the HSR Act as soon as practicable after a request therefore.

(c) Notwithstanding any provision herein to the contrary, each of the Parties will (i) use reasonable efforts to comply as expeditiously as possible with all lawful requests of Governmental Authorities for additional information and documents pursuant to the HSR Act, (ii) not (A) extend any waiting period under the HSR Act or (B) enter into any voluntary agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other Party, and (iii) cooperate with each other and use reasonable efforts to obtain the requisite approval of the FTC and DOJ; provided, however, that the Parties are not obligated to accept any conditional approval or divest any of the Assets or any of theirs properties.

(d) DCP will be responsible for paying the filing fees required with respect to any filing under the HSR Act.

6.5 Limitation on Casualty Losses and Other Matters. Notwithstanding any provision herein to the contrary, in the event that either HOLDINGS or DCP reasonably determines that the anticipated aggregate value of any Casualty Losses and a good faith estimate of HOLDINGS' liability with respect to breaches of representations and warranties of which either HOLDINGS or DCP has provided notice to the other prior to Closing, exceeds $4,000,000, then such Party shall provide written notice to the other of such determination together with the notifying Party's calculations of the estimated costs, payments, reductions and liabilities supporting such determination. Notwithstanding Section 9.1(c), upon the other Party's receipt of such notice, the Party receiving the notice shall have the right to terminate this Agreement at any time prior to Closing upon ten (10) days written notice to the other Party.

6.6 Supplements to Exhibits and Schedules. HOLDINGS may, from time to time, by written notice to DCP at any time prior to the Closing Date, supplement or amend the Exhibits and Schedules to correct any matter that would constitute a breach of any representation or warranty of HOLDINGS herein contained. DCP shall have a minimum of five (5) Business Days to review such supplement or amendment and the Closing shall be extended as required to allow DCP to do so; provided, however, that in the event that DCP reasonably determines that any individual new disclosure item set forth in any such supplement or amendment would increase the amount of the Assumed Obligations by more than $50,000, then DCP shall notify HOLDINGS of such determination together with DCP's calculations of such increase in the amount of the Assumed Obligations. Promptly upon HOLDINGS' receipt of such written notice, the Parties shall endeavor in good faith to agree to a value to be paid by HOLDINGS to DCP therefore or other mutually agreeable remedy to address the matters which are the subject of such supplement(s) and amendment(s) to the Exhibits and Schedules. If within fifteen (15) days of HOLDINGS' receipt of such written notice, the Parties have not agreed to a value to be paid by HOLDINGS to DCP therefore or another mutually agreeable remedy, DCP shall have the right to terminate this Agreement at any time during the five (5) Business Days following the expiration of such fifteen (15) day period by provision of written notice to HOLDINGS. Notwithstanding any other provision hereof, if the Closing occurs, any such supplement or amendment will be effective to cure and correct for all purposes any breach of any representation or warranty that would have existed if such supplement or amendment had not been made.

6.7 Preservation of Records. For a period of seven (7) years after the Closing Date, the Party in possession of the originals of the Records will retain such Records at its sole cost and expense and will make such Records available to the other Party to the extent pertaining to such other Parties' obligations hereunder upon reasonable notice for inspection and/or copying, at the expense of the requesting Party, at the headquarters of the Party in possession (or at such other location in the United States as the Party in possession may designate in writing to the other Party) at reasonable times and during regular office hours. DCP agrees that HOLDINGS may retain a copy of the Records to the extent such Records pertain to their obligations hereunder.

6.8 Measurement and Valuation of Excess Inventory. As of the Effective Time, representatives of HOLDINGS and DCP shall jointly calculate the quantity and value of Excess Inventory in accordance with Schedule 6.8. With respect to Excess Inventory: (a) that is located in the Company’s storage, trailers and railcars, the Parties shall jointly measure inventory immediately prior to Closing, and (b) that is held in storage by a Third Person, the volume of Excess Inventory shall be determined based upon a statement of account from the Third Person as of the time immediately prior to Closing.

6.9 Capital Projects. The LLCs are currently constructing or participating in the construction of those capital projects described on Schedule 6.9 (the "Capital Projects"). HOLDINGS shall continue such construction of the Capital Projects until the Effective Time; provided however that at Closing, DCP shall reimburse HOLDINGS for the total amount expended on the Capital Projects prior to the Effective Time. Notwithstanding anything to the contrary, (a) unless accounted for under Section 3.2(e), any other capital expenditures for new projects or maintenance capital (but excluding capital expenditures related to Casualty Losses) incurred between the date of this Agreement and Closing shall be at the sole cost and expense of DCP and (b) to the extent that DCP or GSRLLC incurs any out of pocket repair costs, increased supply costs, replacement costs, or other costs associated with the tank at the Midland terminal due to damage (the "Tank Damage") thereto in or about September 2006 (regardless of whether DCP or GSRLLC incurs same either directly or via reimbursement of Capital Projects), and if HOLDINGS (or its Affiliates) recoups any costs, expenses or damages ("Recoupments") with respect to the Tank Damage from a Third Person (including an insurer), then HOLDINGS shall reimburse DCP or GSRLLC their out of pocket costs related to the Tank Damage, but only to the extent that the Recoupments exceed the damages and costs incurred by HOLDINGS (and/or its Affiliates) in connection with the Tank Damage and any assertion and/or collection of claims related thereto.

6.10 New Debt. DCP or its Affiliates will incur new indebtedness that will be used and subject to the restrictions and other matters as set forth in Schedule 6.10.

6.11 Credits and Receipts. Subject to the terms hereof (including the indemnification provisions hereof), all monies, proceeds, receipts, credits and income attributable to the Assets (as determined in accordance with GAAP) (i) for all periods of time at and after the Effective Time, shall be the sole property and entitlement of the LLCs and DCP, and, to the extent received by HOLDINGS or one of its Affiliates, shall be promptly accounted for and transmitted to DCP and (ii) for all periods of time prior to the Effective Time, shall be the sole property and entitlement of HOLDINGS and, to the extent received by LLCs or DCP, shall be promptly accounted for and transmitted to HOLDINGS. Subject to the terms hereof (including the indemnification provisions hereof), after the Effective Time, regardless of when and by whom the actual invoice or demand for payment is received, DCP shall cause the LLCs to pay and be responsible for all accounts payable or overhead or administrative costs incurred in the ordinary course of business with respect to the Assets and attributable to any period of time whether before or after the Effective Time. Notwithstanding the foregoing, the LLCs and DCP shall be entitled to all monies, proceeds, receipts, credits and income attributable to that certain Propane Supply Agreement dated May 1, 2004 between Aux Sable Liquid Products LP and Gas Supply Resources, Inc. for the period of time between December 1, 2005 and March 1, 2006 to the extent attributable to the Aux Sable volume disruption during said period of time regardless of when and by whom same is received; and, to the extent received by HOLDINGS or one of its Affiliates, shall be promptly accounted for and transmitted to DCP.

6.12 Tax Covenants.

(a) Preparation of Tax Returns. HOLDINGS shall prepare and file or cause to be prepared and filed all Tax Returns with the appropriate federal, state, local and foreign Tax Authorities relating to the LLCs for periods ending on or prior to the Closing Date, and shall pay all Taxes due with respect to such Tax Returns, to the extent not accrued in the Final Settlement Statement. DCP shall prepare and file, or cause to be prepared and filed, all other Straddle Tax Returns required to be filed by the LLCs and DCP shall cause the LLCs to pay the Taxes shown to be due thereon; provided, however, that HOLDINGS shall promptly reimburse DCP for the portion of such Tax that relates to a Pre-Closing Tax Period, to the extent not accrued in the Final Settlement Statement.  HOLDINGS shall furnish to DCP all information and records reasonably requested by DCP for use in preparation of any Straddle Tax Returns. DCP shall allow HOLDINGS to review, comment upon and reasonably approve without undue delay any Straddle Tax Return at any time during the twenty (20) day period immediately preceding the filing of such Tax Return.

(b) Close of Prior Periods. Except as otherwise provided in Section 11.3, HOLDINGS and DCP shall, unless prohibited by Law, cause the LLCs to close all Tax periods on the Closing Date, with HOLDINGS bearing the sole obligation for filing the Tax Returns and paying all Taxes for such Tax periods. If applicable Law does not permit any of the LLCs to close a Tax period on the Closing Date, except as otherwise provided in this Section 6.12(b), the amount of Taxes allocable to the portion of such period ending on the Closing Date shall be deemed equal to the amount that would be payable if the relevant taxable period ended on the Closing Date. Any allocation of income or deductions required to determine any income Taxes relating to such period shall be taken into account as though the relevant taxable period ended on the Closing Date and by means of a closing of the books and records of the LLCs on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. All Tax Returns filed by DCP, HOLDINGS, and the LLCs shall be prepared consistently with such allocation. Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to the LLCs shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

(c) Refund or Credit. Any refund or credit (including any interest with respect thereto) of Taxes of the LLCs attributable to any taxable period (or portion thereof) ending on or before the Closing Date shall be the property of HOLDINGS to the extent not previously accrued in the Final Settlement Statement, and if Tax refund or credits in excess of that accrued in the Final Settlement Statement is received by DCP or the LLCs after the Closing Date, DCP shall promptly notify HOLDINGS of such refund or credit and pay over to HOLDINGS the amount of such refund or credit (net of any Tax liability imposed on DCP or the LLCs in connection with the receipt of such refund).

(d) Post-Closing Assistance. HOLDINGS and DCP will each provide the other, and subsequent to the Closing, DCP will cause the LLCs to provide HOLDINGS with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any Tax Authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination. The party requesting assistance will reimburse the other party for reasonable out-of-pocket expenses (other than salaries or wages of any employees of the parties) incurred in providing such assistance. Any information obtained pursuant to this Section 6.12(d) or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes will be kept confidential by the Parties.

(e) Maintaining Records. DCP and HOLDINGS will maintain all Tax records, working papers and other supporting financial records and documents relating to the Tax Returns filed by the LLCs for all open years. Such Tax Returns will be delivered to and maintained by DCP for a period of seven years after the Closing, and DCP will make the same available to HOLDINGS or their agents at reasonable times for inspection and copying.

(f) Allocation Statement. As promptly as practicable, but in no event later than sixty (60) days after the delivery of Final Settlement Statement, DCP shall prepare and deliver to HOLDINGS a statement (the "Allocation Statement") allocating the Consideration among the assets of the LLCs in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. HOLDINGS shall have fifteen (15) days to review the Allocation Statement and shall notify DCP of any disputes with the allocation as set forth in the Allocation Statement. HOLDINGS and DCP shall negotiate in good faith to resolve any such dispute prior to the date that is sixty (60) days prior to the due date of the Tax Returns that reflect the allocation. If HOLDINGS and DCP cannot resolve the disputed allocation prior to such date, then HOLDINGS and DCP shall refer the dispute to the Independent Accountant to review and to determine the proper allocation (it being understood that in making such determination, the Independent Accountant shall be functioning as an expert and not as an arbitrator). The Independent Accountant shall deliver to HOLDINGS and DCP, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a determination of the allocation, which determination will be binding on the parties hereto. The cost of such review and report shall be borne one-half by HOLDINGS and one-half by DCP. All Tax Returns filed by DCP, HOLDINGS, the LLCs and each of their Affiliates concerning the LLCs or the Assets shall be prepared consistently with the allocation determined under this Section 6.12.

(g) Notice of Audit. If notice of any claim, audit, examination, or other proposed change or adjustment by any Taxing Authority, as well as any notice of assessment and any notice and demand for payment, concerning any Taxes for any taxable period (or portion thereof) ending on or before the Closing Date (a "Tax Proceeding") shall be received by DCP, DCP shall promptly inform HOLDINGS in writing of such Tax Proceeding. HOLDINGS shall have the right, at its expense to represent the interests of GSRLLC and GSRI (and, with respect to Pine Tree, DCP shall not object to HOLDINGS representing its interests) and control the prosecution, defense and settlement of any Tax Proceeding relating exclusively to taxable periods ending on or before the Closing Date. DCP shall represent, at its expense, the interests of the LLCs in any Tax Proceeding relating to any taxable period that begins on or before the Closing Date and ends after the Closing Date; provided, however, that (i) DCP shall allow HOLDINGS and its counsel to participate in any such Tax Proceeding at HOLDINGS' sole expense; (ii) DCP shall keep HOLDINGS fully and timely informed with respect to the commencement, status and nature of such Tax Proceeding; and (iii) if the results of any such Tax Proceeding involve an issue that is otherwise the subject of indemnification by HOLDINGS under this Agreement or for which a refund may be available to HOLDINGS, then DCP and HOLDINGS shall, subject to the indemnification procedures set forth in Article X, jointly control the prosecution, defense and settlement of any such Tax Proceeding, each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld.

(h) Carry Back of Losses. DCP agrees that, unless required by applicable Law, it shall not, and shall not cause or permit any of GSRLLC or GSRI (and, with respect to Pine Tree, shall not consent to Pine Tree) to, carry back to any taxable period ending on or prior to the Closing Date any net operating loss or other Tax attribute and further agrees that HOLDINGS have no obligation under this Agreement or otherwise to return or remit any refund or other Tax benefit attributable to a breach by DCP of the foregoing undertaking.

(i) Certain Elections. DCP shall not make any Tax elections that would affect HOLDINGS or any of its Affiliates (including the LLCs) for any taxable period (or portion thereof, determined under Section 6.12(f)) ending on or prior to the Closing Date.

6.13 Financial Statements and Financial Records. From the date hereof through the Closing:

(a) HOLDINGS shall use Commercially Reasonable Efforts to cooperate with DCP to prepare (i) balance sheets as of December 31, 2003, December 31, 2004 and December 31, 2005 with respect to the LLCs and related combined income statements and cash flow statements with respect to the LLCs for each such year (such statements, including the related notes and schedules thereto, are referred to herein as the "Annual Financial Statements") and (ii) a balance sheet as of the date of the last day of the calendar quarter immediately preceding the date of the Closing and the related combined income statements and cash flow statements for the interim period from January 1, 2006 through the date of such balance sheet and comparative income statements and cash flow statements for the comparable period in 2005 (the "Stub Period Financial Statements"), in each case in accordance with the requirements of Regulation S-X adopted by the SEC and, in the case of the Stub Period Financial Statements, on a basis consistent with the basis of presentation of the Annual Financial Statements (except to the extent of differences permitted by Regulation S-X with respect to financial statements for interim periods). The Annual Financial Statements and the Stub Period Financial Statements are collectively the "SEC Financial Statements."

(b) HOLDINGS shall consent to the inclusion or incorporation by reference of the SEC Financial Statements in any registration statement, report or other document of DCP or any of its Affiliates to be filed with the SEC in which DCP or such Affiliate reasonably determines that the SEC Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. HOLDINGS shall use Commercially Reasonable Efforts to cause its auditors to consent to the inclusion or incorporation by reference of its audit opinion with respect to the Annual Financial Statements in any such registration statement, report or other document and, in connection therewith, HOLDINGS shall execute and deliver to its auditors such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit, as may be reasonably requested by its auditors.

6.14 Insurance. HOLDINGS shall continue to provide certain existing property and liability insurance coverage related to the Assets (the "Insurance") and administer any insured claims asserted by DCP. The Insurance is part of Duke Energy Field Services, LLC’s corporate insurance program. It is anticipated that the Insurance will be provided for up to one (1) year. However, either Party may terminate any or all of the Insurance upon 30 Days notice. HOLDINGS will invoice DCP for premiums related to the Insurance. DCP shall pay such invoices within 30 days after receipt. With respect to the Insurance, DCP shall be solely responsible for (a) deductibles, (b) self insured retentions, (c) out of pocket costs, (d) claims that are not insured or excluded from coverage, and (e) amounts in excess of policy limits. The foregoing costs shall be paid directly by DCP.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 HOLDINGS' and DEFS' Conditions. The obligation of HOLDINGS to close is subject to the satisfaction of the following conditions, any of which may be waived in HOLDINGS sole discretion:

(a) The representations of DCP contained in Article V shall be true, in all material respects (or, in the case of representations or warranties that are already qualified by a materiality standard, shall be true in all respects) on and as of Closing.

(b) DCP shall have performed in all material respects the obligations, covenants and agreements of DCP contained herein.

(c) There is no injunction, restraining order or Proceeding pending against HOLDINGS, DENGL, DEFS, DEGP or the LLCs that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(d) All of HOLDINGS' Required Consents, DCP's Required Consents, consents or approvals under the HSR Act (or expiration of the waiting period) and consents under the Real Property Interests, Contracts and Permits shall have been obtained.

(e) The Amended Limited Partnership Agreement shall have been executed and delivered by DCP Midstream GP, in its capacity as the general partner of DCP, and by HOLDINGS, in its capacity as the attorney-in-fact of the limited partners of DCP.

(f) DCP shall have made all deliveries in accordance with Section 8.2.

7.2 DCP's Conditions. The obligation of DCP to close is subject to the satisfaction of the following conditions, any of which may be waived in its sole discretion:

(a) The representations of HOLDINGS contained in Article IV shall be true, in all material respects (or in the case of representations or warranties that are already qualified by a materiality standard, shall be true in all respects) on and as of the Closing.

(b) HOLDINGS shall have performed, in all material respects, the obligations, covenants and agreements of HOLDINGS contained herein.

(c) There is no injunction, restraining order or Proceeding pending against HOLDINGS, DENGL, DEFS, DEGP or the LLCs that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(d) All of HOLDINGS' Required Consents, DCP's Required Consents, consents or approvals under the HSR Act (or expiration of the waiting period) and consents under the Real Property Interests, Contracts and Permits shall have been obtained.

(e) There shall have been no events or occurrences that could reasonably be expected to have a Material Adverse Effect.

(f) HOLDINGS shall have delivered all documents in accordance with Section 8.2.

(g) HOLDINGS shall have delivered to DCP resignations of all officers and managers of GSRLLC and GSRI, unless otherwise requested by DCP.

(h) The SEC Financial Statements and the content thereof shall be satisfactory to DCP in its sole discretion.

7.3 Exceptions. Notwithstanding the provisions of Sections 7.1(a) and (b) and 7.2(a) and (b), no Party shall have the right to refuse to close the transaction contemplated hereby by reason of this Article VII unless (a) in the case of HOLDINGS, the sum of all representations of DCP contained in Article V which are not true and all obligations, covenants and agreements which DCP has failed to perform, would reasonably be expected to have a Material Adverse Effect, and (b) in the case of DCP, the sum of all representations of HOLDINGS contained in Article IV which are not true and all obligations, covenants and agreements which HOLDINGS has failed to perform, would reasonably be expected to have a Material Adverse Effect.

ARTICLE VIII

CLOSING

8.1 Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at 4:00 p.m. Subject Time in the offices of DEFS in Denver, Colorado, on October 31, 2006 (unless such date is otherwise extended by either HOLDINGS or DCP as permitted hereunder), or on the last day of the month following the receipt of the consents required by Sections 7.1(d) and 7.2(d) (if later than the foregoing specified date of Closing), or such other time and place as the Parties agree to in writing (the "Closing Date"), and shall be effective as of the Effective Time.

8.2 Deliveries at Closing. At the Closing,

(a) HOLDINGS, as applicable, will execute and deliver or cause to be executed and delivered to DCP:

(i) Each of the Transaction Documents to which HOLDINGS or Affiliates are a party;

(ii) Certificates of a corporate officer or other authorized person dated the Closing Date, certifying on behalf of HOLDINGS that the conditions in Sections 7.2(a) and (b) have been fulfilled.

(b) DCP will execute and deliver or cause to be executed and delivered to HOLDINGS:

(i) Each of the Transaction Documents to which DCP or DCP's Affiliates are a party;

(ii) A certificate of a corporate officer or other authorized person dated the Closing Date certifying on behalf of DCP that the conditions in Sections 7.1(a) and (b) have been fulfilled;

(iii) A certificate, in the form of Certificate for Class C Units attached as Exhibit F, for the number of Units determined in accordance with Section 2.1;

(iv) A wire transfer to HOLDINGS of the amount due with respect to the Cash Consideration (as set forth in the Preliminary Settlement Statement).

ARTICLE IX

TERMINATION

9.1 Termination at or Prior to Closing. This Agreement may be terminated and the transactions contemplated hereby abandoned as follows:

(a) HOLDINGS and DCP may elect to terminate this Agreement at any time prior to the Closing by mutual written consent thereof;

(b) Either HOLDINGS or DCP by written notice to the other may terminate this Agreement if the Closing shall not have occurred on or before December 31, 2006; provided, however, that neither Party may terminate this Agreement if such Party is at such time in material breach of any provision of this Agreement;

(c) HOLDINGS and DCP may each terminate this Agreement at any time on or prior to the Closing if either DCP, on the one hand, or HOLDINGS, on the other hand, shall have materially breached any representations, warranties or covenants thereof herein contained and the same is not cured within thirty (30) days after receipt of written notice thereof from the applicable non-breaching Party; provided, however, that neither Party may terminate this Agreement if such Party is at such time in material breach of any representations, warranties or covenants of such Party; and

(d) In addition to the foregoing, any Party may terminate this Agreement to the extent such termination is expressly authorized by another provision of this Agreement.

9.2 Effect of Termination. In the event that Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 9.1, then no Party shall have any further rights or obligations under this Agreement, except that (i) nothing herein shall relieve any Party from any liability for any willful breach of this Agreement, and (ii) the provisions of Section 6.3(c) and Article XI shall survive any termination of this Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification by DCP. Effective upon Closing, DCP shall defend, indemnify and hold harmless HOLDINGS and its Affiliates, and all of its and their directors, officers, employees, partners, members, contractors, agents, and representatives (collectively, the "HOLDINGS Indemnitees") from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the HOLDINGS Indemnitees as a result of or arising out of:

(a) the breach of any of the representations or warranties under Article V;

(b) the breach of any covenants or agreements of DCP contained in this Agreement;

(c) to the extent that HOLDINGS is not required to indemnify any of the DCP Indemnitees pursuant to Section 10.2, the Assumed Obligations; and

(d) to the extent that HOLDINGS is not required to indemnify any of the DCP Indemnitees pursuant to Section 10.2(d), all liabilities or obligations of any kind or nature resulting from or arising out of the ownership, use or operation of the Assets by the LLCs or the ownership of the Subject Interests by DCP, arising out of or relating to periods on and after the Effective Time.

10.2 Indemnification by HOLDINGS. Effective upon Closing, HOLDINGS shall defend, indemnify and hold harmless DCP and its Affiliates (including GSRLLC), and all of its and their directors, officers, employees, partners, members, contractors, agents, and representatives (collectively, the "DCP Indemnitees") from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the DCP Indemnitees as a result of or arising out of:

(a) the breach of any of the representations or warranties under Article IV (other than Sections 4.1, 4.2, 4.16 and 4.17);

(b) subject to Sections 3.2(e) and 6.9, to the extent not accounted for in the Final Settlement Statement, Third Person Claims asserted within one (1) year after Closing to the extent related to underpayment of trade payables for periods prior to the Effective Time;

(c) claims by Governmental Authorities asserted within two (2) years after Closing to the extent related to fines and penalties for periods between April 30, 2001 and Closing;

(d) any matters set forth on Schedule 10.2(d);

(e) the breach of any of the representations or warranties under Sections 4.1, 4.2, 4.16 and 4.17 or the covenants or agreements of HOLDINGS contained in this Agreement; and

(f) any Retained Liabilities.

10.3 Deductibles, Caps, Survival and Certain Limitations.

(a) Subject to this Section 10.3, all representations, warranties, covenants and indemnities made by the Parties in this Agreement or pursuant hereto shall survive the Closing as hereinafter provided, and shall not be merged into any instruments or agreements delivered at Closing.

(b) With respect to the obligations of HOLDINGS:

(i) under Sections 10.2(a) or (b), none of the DCP Indemnitees shall be entitled to assert any right to indemnification after one (1) year from the Closing;

(ii) under Section 10.2(c), none of the DCP Indemnitees shall be entitled to assert any right to indemnification after two (2) years from the Closing;

(iii) under Section 10.2(d), none of the DCP Indemnitees shall be entitled to assert any right to indemnification after three (3) years from the Closing;

(iv) none of the DCP Indemnitees shall be entitled to assert any right to indemnification unless the individual claim or series of related claims which arise out of substantially the same facts and circumstances exceeds $50,000 ("Qualified Claims");

(v) under Section 10.2(a), none of the DCP Indemnitees shall be entitled to assert any right to indemnification unless Qualified Claims for which indemnity in only provided under Section 10.2(a) in the aggregate exceed $680,000, and then only to the extent that all such claims exceed said amount; and

(vi) under Section 10.2(a), none of the DCP Indemnitees shall be entitled to indemnification for any amount in excess of $6,800,000.

(c) The claim for indemnity under this Agreement made by a Party Indemnitee shall be in writing, be delivered in good faith prior to the respective survival period under Sections 10.3(b) (to the extent applicable), and specify in reasonable detail the specific nature of the claim for indemnification hereunder ("Claim Notice"). Any such claim that is described in a timely (if applicable) delivered Claim Notice shall survive with respect to the specific matter described therein.

(d) Notwithstanding anything contained herein to the contrary, in no event shall HOLDINGS be obligated under this Agreement to indemnify (or be otherwise liable hereunder in any way whatsoever to) any of the DCP Indemnitees with respect to a breach of any representation or warranty, if DCP had Knowledge thereof at Closing and failed to notify HOLDINGS of such breach prior to Closing. Unless HOLDINGS or a Third Person shall have made a claim or demand or it appears reasonably likely that such a claim or demand appears reasonably likely, DCP shall not take any voluntary action that is intended by DCP to cause a Third Person Claim to be initiated that would be subject to indemnification by HOLDINGS.

(e)  All Losses indemnified hereunder shall be determined net of any (i) Third Person Awards, (ii) Tax Benefits; and (iii) amount which specifically pertains to such Loss and is reflected in the calculations of the amounts set forth on the Final Settlement Statement.

10.4 Notice of Asserted Liability; Opportunity to Defend.

(a) All claims for indemnification hereunder pertaining to Third Person Claims shall be asserted and handled pursuant to this Section 10.4. Any person claiming indemnification hereunder is referred to herein as the "Indemnified Party" or "Indemnitee" and any person against whom such claims are asserted hereunder is referred to herein as the "Indemnifying Party" or "Indemnitor."

(b) In the event that any Third Person Claim is asserted against or any Loss is sought to be collected by a Third Person from an Indemnified Party, the Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The failure to give any such Claim Notice, shall not otherwise affect the rights of the Indemnified Party to indemnification hereunder unless the Indemnified Party has proceeded to contest, defend or settle such Claim or remedy such a Loss with respect to which it has failed to give a Claim Notice to the Indemnifying Party, but only to the extent the Indemnifying Party is prejudiced thereby. Additionally, to the extent the Indemnifying Party is prejudiced thereby, the failure to provide a Claim Notice to the Indemnifying Party shall relieve the Indemnifying Party from liability for such Claims and Losses that it may have to the Indemnified Party, but only to the extent the liability for such Claims or Losses is directly attributable to such failure to provide the Claim Notice.

(c) The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes the liability to the Indemnified Party hereunder with respect to the Claim or Loss, and in the event of a dispute, such dispute shall be resolved in the manner set forth in Section 11.8 hereof, (ii) in the case where Losses are asserted against or sought to be collected from an Indemnifying Party by the Indemnified Party, whether or not the Indemnifying Party shall at its own sole cost and expense remedy such Losses or (iii) in the case where Claims are asserted against or sought to be collected from an Indemnified Party by a Third Person ("Third Person Claim"), whether or not the Indemnifying Party shall at its own sole cost and expense defend the Indemnified Party against such Third Person Claim; provided however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party does not give notice to the Indemnified Party of its election to contest and defend any such Third Person Claim within the Notice Period, then the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith.

(e) If the Indemnifying Party is obligated to defend and indemnify the Indemnified Party, and the Parties have a conflict of interest with respect to any such Third Person Claim, then the Indemnified Party may, in its sole discretion, separately and independently contest and defend such Third Person Claim, and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith.

(f) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it shall defend the Indemnified Party against a Third Person Claim, the Indemnifying Party shall have the right to defend all appropriate Proceedings, and with counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and such Proceedings shall be promptly settled (subject to obtaining a full and complete release of all Indemnified Parties) or prosecuted by it to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If the Indemnified Party joins in any such Third Person Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto, as long as such action could not create a liability to any of the Indemnified Parties, in which case, such action would require the prior written consent of any Indemnified Party so affected.

(g) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Person Claim and in making any counterclaim against the Third Person asserting the Third Person Claim, or any cross-complaint against any person as long as such cooperation, counterclaim or cross-complaint could not create a liability to any of the Indemnified Parties.

(h) At any time after the commencement of defense by Indemnifying Party under Section 10.4(f) above of any Third Person Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of the asserted Third Person Claim, but only if the Indemnifying Party agrees in writing to be solely liable for such Third Person Claim; whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and notifies the Indemnifying Party in writing within fifteen (15) days of such request from the Indemnifying Party. In the event that the Indemnified Party determines that the contest should be continued, the amount for which the Indemnifying Party would otherwise be liable hereunder shall not exceed the amount which the Indemnifying Party had agreed to pay to compromise such Third Person Claim; provided that, the other Person to the contested Third Person Claim had agreed in writing to accept such amount in payment or compromise of the Third Person Claim as of the time the Indemnifying Party made its request therefor to the Indemnified Party, and further provided that, under such proposed compromise, the Indemnified Party would be fully and completely released from any further liability or obligation with respect to the matters which are the subject of such contested Third Person Claim.

10.5 Materiality Conditions. For purposes of determining whether an event described in this Article X has occurred for which indemnification under this Article X can be sought, any requirement in any representation, warranty, covenant or agreement by HOLDINGS or DCP, as applicable, contained in this Agreement that an event or fact be "material," "Material," meet a certain minimum dollar threshold or have a "Material Adverse Effect" or a material adverse effect (each a "Materiality Condition") in order for such event or fact to constitute a misrepresentation or breach of such representation, warranty, covenant or agreement under this Agreement, such Materiality Condition shall be disregarded and such representations, warranties, covenants or agreements shall be construed solely for purposes of this Article X as if they did not contain such Materiality Conditions. Notwithstanding anything in this Section 10.5, any claim for indemnification under this Article X will be subject to Section 10.3.

10.6 Exclusive Remedy. AS BETWEEN THE DCP INDEMNITEES AND THE HOLDINGS INDEMNITEES, AFTER CLOSING (A) THE EXPRESS INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT, WILL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO SAID AGREEMENT AND THE EVENTS GIVING RISE THERETO, AND THE TRANSACTIONS PROVIDED FOR THEREIN OR CONTEMPLATED THEREBY (OTHER THAN THE OTHER TRANSACTION DOCUMENTS) AND (B) NEITHER PARTY NOR ANY OF ITS RESPECTIVE SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST THE OTHER PARTY OR ITS AFFILIATES WITH RESPECT TO THE TRANSACTIONS PROVIDED FOR HEREIN OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

10.7 Negligence and Strict Liability Waiver. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR VIOLATION OF ANY LAW OF OR BY SUCH INDEMNIFIED PARTY.

10.8 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY OF HOLDINGS OR DCP BE LIABLE TO THE OTHER, OR TO THE OTHERS' INDEMNITEES, UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, REMOTE, SPECULATIVE, CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES OR LOSS OF PROFITS; PROVIDED THAT, IF ANY OF THE HOLDINGS INDEMNITEES OR DCP INDEMNITEES IS HELD LIABLE TO A THIRD PERSON FOR ANY SUCH DAMAGES AND THE INDEMNITOR IS OBLIGATED TO INDEMNIFY SUCH HOLDINGS INDEMNITEES OR DCP INDEMNITEES FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, THE INDEMNITOR SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE SUCH INDEMNITEES FOR SUCH DAMAGES.

10.9 Bold and/or Capitalized Letters. THE PARTIES AGREE THAT THE BOLD AND/OR CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Expenses. Unless otherwise specifically provided for herein, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby; provided that HOLDINGS will bear the cost of all Post-Closing Consents which must be obtained from any railroad.

11.2 Further Assurances. From time to time, and without further consideration, each Party will execute and deliver to the other Party such documents and take such actions as the other Party may reasonably request in order to more effectively implement and carry into effect the transactions contemplated by this Agreement.

11.3 Apportionment of Property Taxes; Transfer Taxes; and Recording Fees.

(a) Prior to the Closing, HOLDINGS shall determine, in accordance with this Section 11.3, the portion of general property Tax attributable to the period from January 1 (of the year in which Closing occurs) to the Effective Time (the "HOLDINGS' Property Tax"). The HOLDINGS Property Tax shall be an amount equal to the product of (i) the amount of such general property Tax assessed or pertaining to the Assets for the entire taxable period that includes the Effective Time (or the amount of such general property Tax for the immediately preceding taxable period in the case of those Assets, if any, for which such general property Tax for the current period cannot be determined, subject to future adjustment as set forth herein), times (ii) a fraction, the numerator of which is the number of days from January 1 (of the year in which Closing occurs) to the Effective Time and the denominator of which is the total number of days in the entire taxable period.

(b) The Parties believe that the contribution of the Subject Interests as provided for herein is exempt from or is otherwise not subject to any and all sales, use, transfer, or similar Taxes. If any such sales, transfer, use or similar Taxes are due or should hereafter become due (including penalty and interest thereon) by reason of this transaction, DCP shall timely pay and solely bear all such type of Taxes.

11.4 Assignment. Neither Party may assign this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Party; provided, however, DCP shall be permitted to assign this Agreement to an Affiliate prior to Closing, provided, that, notwithstanding such assignment, DCP shall continue to remain responsible for all obligations of DCP hereunder following such assignment.

11.5 Entire Agreement, Amendments and Waiver. This Agreement, together with the Transaction Documents and all certificates, documents, instruments and writings that are delivered pursuant hereto and thereto contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. This Agreement may be amended, superseded or canceled only by a written instrument duly executed by the Parties specifically stating that it amends, supersedes or cancels this Agreement. Any of the terms of this Agreement and any condition to a Party's obligations hereunder may be waived only in writing by that Party specifically stating that it waives a term or condition hereof. No waiver by either Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.

11.6 Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

11.7 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8 Governing Law, Dispute Resolution and Arbitration.

(a) Governing Law. This Agreement shall be governed by, enforced in accordance with, and interpreted under, the Laws of the State of Colorado, without reference to conflicts of Laws principles.

(b) Negotiation. In the event of any Arbitral Dispute, the Parties shall promptly seek to resolve any such Arbitral Dispute by negotiations between senior executives of the Parties who have authority to settle the Arbitral Dispute. When a Party believes there is an Arbitral Dispute under this Agreement that Party will give the other Party written notice of the Arbitral Dispute. Within thirty (30) days after receipt of such notice, the receiving Party shall submit to the other a written response. Both the notice and response shall include (i) a statement of each Party's position and a summary of the evidence and arguments supporting such position, and (ii) the name, title, fax number, and telephone number of the executive or executives who will represent that Party. In the event the Arbitral Dispute involves a claim arising out of the actions of any Person not a signatory to this Agreement, the receiving Party shall have such additional time as necessary, not to exceed an additional thirty (30) days, to investigate the Arbitral Dispute before submitting a written response. The executives shall meet at a mutually acceptable time and place within fifteen (15) days after the date of the response and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Arbitral Dispute. If one of the executives intends to be accompanied at a meeting by an attorney, the other executive shall be given at least five (5) Business Days' notice of such intention and may also be accompanied by an attorney.

(c) Failure to Resolve. If the Arbitral Dispute has not been resolved within sixty (60) days after the date of the response given pursuant to Section 11.8(b) above, or such additional time, if any, that the Parties mutually agree to in writing, or if the Party receiving such notice denies the applicability of the provisions of Section 11.8(b) or otherwise refuses to participate under the provisions of Section 11.8(b), either Party may initiate binding arbitration pursuant to the provisions of Section 11.8(d) below.

(d) Arbitration. Any Arbitral Disputes not settled pursuant to the foregoing provisions shall be resolved through the use of binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("Arbitration Rules"), as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code) and in accordance with the following provisions:

(i) If there is any inconsistency between this Section 12.8(d) and the Arbitration Rules or the Federal Arbitration Act, the terms of this Section 12.8(d) will control the rights and obligations of the Parties.

(ii) Arbitration shall be initiated by a Party serving written notice, via certified mail, on the other Party that the first Party elects to refer the Arbitral Dispute to binding arbitration, along with the name of the arbitrator appointed by the Party demanding arbitration and a statement of the matter in controversy. Within thirty (30) days after receipt of such demand for arbitration, the receiving Party shall name its arbitrator. If the receiving Party fails or refuses to name its arbitrator within such thirty (30) day period, the second arbitrator shall be appointed, upon request of the Party demanding arbitration, by the Chief U.S. District Court Judge for the District of Colorado, or such other person designated by such judge. The two arbitrators so selected shall within thirty (30) days after their designation select a third arbitrator; provided, however, that if the two arbitrators are not able to agree on a third arbitrator within such thirty (30) day period, either Party may request the Chief U.S. District Court Judge for the District of Colorado, or such other person designated by such judge to select the third arbitrator as soon as possible. In the event the Judge declines to appoint an arbitrator, appointment shall be made, upon application of either Party, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. If any arbitrator refuses or fails to fulfill his or her duties hereunder, such arbitrator shall be replaced by the Party which selected such arbitrator (or if such arbitrator was selected by another Person, through the procedure which such arbitrator was selected) pursuant to the foregoing provisions.

(iii) The hearing will be conducted in Denver, Colorado, no later than sixty (60) days following the selection of the arbitrators or thirty (30) days after all prehearing discovery has been completed, whichever is later, at which the Parties shall present such evidence and witnesses as they may choose, with or without counsel. The Parties and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible.

(iv) Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties. Any such decision may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment in such court.

(v) The arbitrators shall have no right or authority to grant or award exemplary, punitive, remote, speculative, consequential, special or incidental damages.

(vi) The Federal Rules of Civil Procedure, as modified or supplemented by the local rules of civil procedure for the U.S. District Court of Colorado, shall apply in the arbitration. The Parties shall make their witnesses available in a timely manner for discovery pursuant to such rules. If a Party fails to comply with this discovery agreement within the time established by the arbitrators, after resolving any discovery disputes, the arbitrators may take such failure to comply into consideration in reaching their decision. All discovery disputes shall be resolved by the arbitrators pursuant to the procedures set forth in the Federal Rules of Civil Procedure.

(vii) Adherence to formal rules of evidence shall not be required. The arbitrators shall consider any evidence and testimony that they determine to be relevant.

(viii) The Parties hereby request that the arbitrators render their decision within thirty (30) days following conclusion of the hearing.

(ix) The defenses of statute of limitations and laches shall be tolled from and after the date a Party gives the other Party written notice of an Arbitral Dispute as provided in Section 11.8(b) above until such time as the Arbitral Dispute has been resolved pursuant to Section 11.8(b), or an arbitration award has been entered pursuant to this Section 11.8(d).

(e) Recovery of Costs and Attorneys' Fees. In the event arbitration arising out of this Agreement is initiated by either Party, the decision of the arbitrators may include the award of court costs, fees and expenses of such arbitration (including reasonable attorneys' fees).

(f) Choice of Forum. If, despite the Parties' agreement to submit any Arbitral Disputes to binding arbitration, there are any court proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, such proceedings shall be brought and tried in, and the Parties hereby consent to the jurisdiction of, the federal or state courts situated in the City and County of Denver, State of Colorado.

(g) Jury Waivers. THE PARTIES HEREBY WAIVE ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY.

(h) Settlement Proceedings. All aspects of any settlement proceedings, including discovery, testimony and other evidence, negotiations and communications pursuant to this Section 11.8, briefs and the award shall be held confidential by each Party and the arbitrators, and shall be treated as compromise and settlement negotiations for the purposes of the Federal and State Rules of Evidence.

11.9 Notices and Addresses. Any notice, request, instruction, waiver or other communication to be given hereunder by either Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service, or sent by facsimile to the addresses of the Parties as follows:

DCP:

DCP Midstream Partners, LP
370 - 17th Street, Suite 2775
Denver, Colorado 80202
Telephone: (303) 633-2900
Facsimile: (303) 633-2921
Attn: President

with a copy to:

DCP Midstream Partners, LP
370 - 17th Street, Suite 2775
Denver, Colorado 80202
Telephone: (303) 633-2900
Facsimile: (303) 633-2921
Attn: General Counsel

HOLDINGS:

Duke Energy Field Services, LP
370 - 17th Street, Suite 2500
Denver, Colorado 80202
Telephone: (303) 595-3331
Facsimile: (303) 605-2226
Attn: President

with a copy to:

Duke Energy Field Services, LP
370 - 17th Street, Suite 2500
Denver, Colorado 80202
Telephone: (303) 605-1630
Facsimile: (303) 605-2226
Attn: General Counsel

or at such other address as either Party may designate by written notice to the other Party in the manner provided in this Section 11.9. Notice by mail shall be deemed to have been given and received on the third (3rd) day after posting. Notice by messenger, overnight delivery service, facsimile transmission (with answer-back confirmation) or personal delivery shall be deemed given on the date of actual delivery.

11.10 Press Releases. Except as may otherwise be required by securities Laws and public announcements or disclosures that are, in the reasonable opinion of the Party proposing to make the announcement or disclosure, legally required to be made, there shall be no press release or public communication concerning the transactions contemplated by this Agreement by either Party except with the prior written consent of the Party not originating such press release or communication, which consent shall not be unreasonably withheld or delayed. DCP and HOLDINGS will consult in advance on the necessity for, and the timing and content of, any communications to be made to the public and, subject to legal constraints, to the form and content of any application or report to be made to any Governmental Authority that relates to the transactions contemplated by this Agreement.

11.11 Offset. Nothing contained herein or in any Transaction Document shall create a right of offset or setoff for any Party under this Agreement and each Party hereby waives and disclaims any such right of offset or setoff under all applicable Law (including common Law).

11.12 No Partnership; Third Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership, or agency relationship between the Parties. Nothing in this Agreement shall provide any benefit to any Third Person or entitle any Third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract; provided, however, that the indemnification provisions of Article X shall inure to the benefit of the DCP Indemnitees and the HOLDINGS Indemnitees as provided therein.

11.13 Negotiated Transaction. The provisions of this Agreement were negotiated by the Parties, and this Agreement shall be deemed to have been drafted by both Parties.

THE PARTIES HAVE signed this Agreement by their duly authorized officials as of the date first set forth above.

DCP LP HOLDINGS, LP

By:	/s/ Mark A. Borer
Name: Mark A. Borer
Title: Vice President

DCP MIDSTREAM PARTNERS, LP By: DCP MIDSTREAM GP, LP, Its General Partner By: DCP MIDSTREAM GP, LLC, Its General Partner

By:	/s/ Greg K. Smith
Name: Greg K. Smith
Title: Vice President